UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Colgate-Palmolive Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2010

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Friday, May 7, 2010, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

At the meeting, we will ask you to elect the Board of Directors, to ratify the selection of the independent registered public accounting firm and to hold an advisory vote on executive compensation. In addition, two stockholder proposals will be offered for your consideration. We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance standards. The Company and its Board of Directors have a long-standing commitment to good governance, and the Board reviews its governance practices on an ongoing basis to ensure that they promote stockholder value. As a result of this ongoing review, the Board approved providing stockholders an advisory vote on executive compensation at the 2010 Annual Meeting. We welcome an advisory vote on the Company’s strong pay-for-performance based compensation programs that have helped drive the Company’s superior performance in both recent years and over the long term. We invite you to review the governance section beginning on page 5 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy via the internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Ian Cook
Chairman of the Board, President and Chief Executive Officer

March 24, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Colgate-Palmolive Company will be held in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036, on Friday, May 7, 2010, at 10:00 a.m., for the following purposes:

1.	To elect the Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010;

3.	To hold an advisory vote on executive compensation;

4.	To consider two stockholder proposals; and

5.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 8, 2010 are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your Notice of Internet Availability or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

PROXY STATEMENT

Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”).

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2009 Annual Report of the Company to certain of our registered stockholders who have not consented to electronic delivery of their proxy materials and a Notice of Internet Availability to all of our other stockholders beginning March 24, 2010. The Annual Report being made available on the internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

VOTING PROCEDURES

Who Can Vote

The Company has two classes of voting stock outstanding: Common Stock and Series B Convertible Preference Stock. If you were a record owner of either of these classes of stock on March 8, 2010, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 8, 2010, there were 492,216,890 shares of Common Stock and 2,544,573 shares of Series B Convertible Preference Stock outstanding and entitled to vote.

Determining the Number of Votes You Have

Each share of Common Stock has one vote, and each share of Series B Convertible Preference Stock, which is convertible into eight shares of Common Stock, has eight votes. When originally issued in 1989, each share of Series B Convertible Preference Stock was convertible into one share of Common Stock. Since then, the Common Stock has split three times while the Series B Convertible Preference Stock has not split. To maintain its parity with the Common Stock, the voting rights, dividends and conversion ratio of the Series B Convertible Preference Stock have been adjusted accordingly. Thus, each share of Series B Convertible Preference Stock has eight votes.

How to Vote

You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the internet, the telephone or, if you received a printed copy of your proxy materials, the mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for director, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010, the advisory vote on executive compensation and two stockholder proposals.

If any other matters are properly presented for consideration at the Annual Meeting, the Company’s directors named on the voting web site and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

•	Vote by Internet

You can vote your shares via the internet on the voting web site, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Thursday, May 6, 2010. You will have the opportunity to confirm that your instructions have been properly recorded. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the internet, you may incur costs such as telephone and internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting web site (www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Thursday, May 6, 2010. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

•	Vote by Mail

If you received a printed copy of your proxy materials, you can also vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Thursday, May 6, 2010. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm and the advisory vote on executive compensation and against the two stockholder proposals.

Voting at the Annual Meeting

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the meeting unless you wish to change your vote.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote via the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is entitled to vote your shares on Proposals 2 and 3 even if the broker does not receive voting instructions from you. The broker is not entitled to vote your shares on Proposals 1, 4 or 5 without your instructions. Unlike previous years, a broker who holds shares in your name will no longer have the ability to cast votes with respect to the election of directors unless the broker has received instructions from you.

Required Vote

Proposal 1: Election of Directors. Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Majority Voting in Director Elections” on page 4, any nominee in this election who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. When voting your proxy, the Proxy Committee will vote for each of the nominees unless you instruct otherwise. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposals 4 and 5: Stockholder Proposals. For each of the stockholder proposals, the affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on the proposal, is required for adoption of the proposed resolution. If you abstain from voting on a stockholder proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote against these proposals unless you instruct otherwise. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on either stockholder proposal without your instructions.

Confidential Voting

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by internet, telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Voting by Employees Participating in the Company’s Savings and Investment Plan

If you are a Colgate employee who participates in the Colgate-Palmolive Company Employees Savings and Investment Plan (the “Savings and Investment Plan”), your Notice of Internet Availability contains instructions on how to vote your shares via the internet or telephone. The notice also indicates the aggregate number of shares of Series B Convertible Preference Stock and Common Stock credited to your account under the Savings and Investment Plan as of March 8, 2010, the record date for voting at the meeting.

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You can direct the trustee how to vote the shares via the internet or by telephone. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.

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The deadline for submitting your vote is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 5, 2010. If you do not indicate your vote to the trustee by that time, the trustee will vote your shares in the same proportion as the shares voted by employees who indicate their votes by that time.

Voting by Employees Participating in a Stock Ownership Program outside the United States

If you are a Colgate employee who participates in one of Colgate’s employee stock ownership plans outside the United States, you will receive separate voting instructions from your local Human Resources Department.

Majority Voting in Director Elections

Under Colgate’s by-laws, in an uncontested election for directors (i.e., an election where there are the same number of nominees as seats on the Board), directors must be elected by a majority of the votes cast at the meeting or tender their resignation, which is considered in accordance with the procedures described below. A majority of votes cast is defined to mean that the number of shares voted “for” a director’s election exceeds 50% of the votes cast with respect to that director’s election. “Votes cast” include votes for or against each nominee and exclude abstentions.

If a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the meeting, the by-laws require the director to promptly tender his or her resignation to the Board in accordance with an agreement that each nominee is required to sign in order to be eligible for election or re-election as a director.

The Nominating and Corporate Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board shall act on the tendered resignation, taking into account the committee’s recommendation, and shall publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation.

If a director’s resignation is accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

GOVERNANCE OF THE COMPANY

Colgate’s Corporate Governance Commitment

Colgate’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of Colgate’s key business strategies, including its focus on core product categories and global brands, people development programs emphasizing “pay for performance” and the highest business standards. Colgate’s Board has been at the center of these key strategies, seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. In February 2010, the Board approved providing stockholders an advisory vote on executive compensation at the 2010 Annual Meeting.

Board Independence, Expertise and Accountability

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Strict Director Independence Standards. With the exception of Ian Cook, Colgate’s President and Chief Executive Officer (the “CEO”), Colgate’s Board is comprised entirely of independent directors. All members of the Audit Committee, the Nominating and Corporate Governance Committee and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards which outline the types of relationships, both personal and professional, between directors and the Company, its senior management and other directors that, if present, would preclude a finding of independence. These standards, which are substantially stricter than those required by the listing standards of the NYSE, guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s web site at www.colgate.com. For more information regarding the independence standards and the Board’s determinations of independence, see “Director Independence” on page 12.

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Executive Sessions/Presiding Director. The independent directors of the Board are scheduled to meet in executive session, without the CEO present, at every regularly scheduled Board meeting. The presiding director leads these sessions. The role of presiding director is rotated among the independent directors every year in accordance with an established schedule. Delano E. Lewis currently is serving as the presiding director. For more information regarding the role of the presiding director and the Board’s leadership structure, see “Board Leadership Structure” beginning on page 12.

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Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”), and that they meet the independence and financial literacy requirements of the NYSE.

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Board Experience and Diversity. As its present directors exemplify, Colgate values experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s web site at www.colgate.com. For more information regarding the role of diversity in the selection of nominees for Board membership, see “Nominating and Corporate Governance Committee” on page 15.

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All Directors Elected Annually by Majority Vote. Colgate’s Board is accountable to shareholders through the annual election of all directors by majority vote. Colgate has never had a staggered board. Under Colgate’s by-laws, in uncontested elections for directors, if a nominee for director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board. For more information regarding the procedures governing majority voting in director elections, see “Majority Voting in Director Elections” on page 4.

Directors are Stockholders

•	Director Compensation in Stock. On average, 78 percent of a director’s compensation is paid in Colgate stock. Board members also receive stock options each year.

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Significant Levels of Director Stock Ownership. Board members own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual stock retainer. For more information on director stock ownership, please see the table included in “Stock Ownership of Directors and Executive Officers” on page 50.

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No Director Pensions. In 1996, the Director Pension Plan was terminated. At the same time, the annual grant of Common Stock under the Stock Plan for Non-Employee Directors was increased to further align the interests of directors with those of stockholders.

Established Policies Guide Governance and Business Integrity

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Charters for Board Committees. Each of the Audit Committee, the P&O Committee, the Finance Committee and the Nominating and Corporate Governance Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Audit Committee charter reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC and the NYSE. Copies of the committee charters are available on the Company’s web site at www.colgate.com.

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Corporate Governance Guidelines. First formalized in 1996, the Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the guidelines are state-of-the-art. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s web site at www.colgate.com.

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Code of Conduct. The Board sponsors the Company’s Code of Conduct, which was first issued in 1987, and Business Practices Guidelines, both of which promote the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by an executive officer who reports to the Audit Committee, oversees compliance with these standards and periodically reviews and updates the Code of Conduct. In 2008, the Code of Conduct was updated and the revised version was distributed to the Company’s employees around the world. The Code of Conduct applies to the Company’s directors and employees, including the CEO, the Chief Financial Officer and the chief accounting officer (Corporate Controller), and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s web site at www.colgate.com.

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Business Integrity Initiatives. The Board supports the Company’s efforts to communicate effectively its commitment to ethical business practices, which are led by the Company’s Global Ethics and Compliance function. To further this goal, executives and key managers worldwide are required to certify annually that they and the people they supervise understand and comply with the Code of Conduct. In addition, these Colgate leaders participate in management training programs regarding the Code of Conduct, Colgate values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

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Political Expenditures. As set forth in the Company’s Code of Conduct and Business Practices Guidelines, the Company has a long-standing policy against making contributions to any political party or candidate. In addition, each year the Company advises its U.S. trade associations of this policy to prevent the use of Company dues or contributions for any such expenditures.

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Sustainability. Colgate places a high priority on operating in a responsible and respectful manner, with a focus on three key areas—People, Performance and Planet. Colgate’s sustainability objective is to ensure that its business grows consistently and responsibly and benefits those it serves globally, while promoting the well-being of future generations. To provide incentives for Colgate people to integrate sustainability into business strategy and operations, Colgate’s global sustainability initiatives have been added to the individual objectives used to determine the compensation for many of Colgate’s senior managers. For more information regarding Colgate’s sustainability initiatives, please visit our web site, www.colgate.com, to view our 2008 Sustainability Report.

Board Focused on Key Business Priorities

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Strategic Role of Board. The Board plays a major role in overseeing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include performance reviews of operating divisions and major subsidiaries, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as customer development, supply chain and information technology.

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Succession Planning and People Development. The Board has extensive involvement in this area with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives and efforts to gain a competitive recruitment and retention advantage.

Direct Access to Management

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Management Participation at Board Meetings. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

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Direct Access to Management. The Board’s direct access to management continues outside the boardroom during discussions with corporate officers, division presidents and other employees, often without the CEO present. Directors are invited to, and often do, contact senior managers directly with questions and suggestions.

Ensuring Management Accountability

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Performance-Based Compensation. Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Compensation Discussion and Analysis beginning on page 19, the P&O Committee adheres to this pay-for-performance philosophy, and stock-based incentives comprise a significant component of senior management’s overall compensation.

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CEO Evaluation Process. The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis.

Board Practices Promote Effective Oversight

•	Board Size. Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 12. Ten directors have been nominated for election at the Annual Meeting.

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Directorship Limits. To devote sufficient time to properly discharge their duties, the Corporate Governance Guidelines provide that directors should not serve on more than three other corporate boards.

•	Meeting Attendance. On average, the directors attended 95% of the meetings of the Board and the committees on which they served in 2009. No director attended less than 86% of these meetings.

Continuous Improvement through Evaluation and Education

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Board Self-Evaluation Process. Each year, the Board evaluates its performance against criteria that it has determined are important to its success. One or more of the following topics may be considered during such evaluations: financial oversight, succession planning, executive compensation, strategic planning, corporate governance, compliance and ethics and Board structure and role. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

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Board Committee Evaluations. Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with the Board, and further enhancements are agreed for each committee.

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Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every few years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. The process, which was most recently conducted in 2008, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

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Ongoing Director Education. Periodically, Colgate’s directors, under the leadership of the Chair of the Nominating and Corporate Governance Committee and the Presiding Director, participate in Colgate-specific director education programs. These sessions are led by expert external faculty with relevant judicial, legal and business experience.

External Recognition for Colgate’s Governance Practices

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High Governance Ratings. In February 2010, Colgate again received the highest global rating of 10 from GovernanceMetrics International, Inc. (“GMI”), becoming the only U.S. company to achieve this score in every GMI ratings cycle since they began in 2003. GMI is an independent provider of governance research and ratings services which examines the governance practices of over 4,200 companies worldwide. Colgate is also consistently the highest rated company in the Household and Personal Products sector by Riskmetrics Group, a provider of proxy voting and corporate governance services. Riskmetrics Group evaluates the corporate governance structures and policies of over 7,400 companies worldwide.

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Corporate Secretary Magazine 2008 Corporate Governance Team of the Year Award. In November 2008, Colgate received the Corporate Governance Team of the Year Award from Corporate Secretary Magazine, which commended the breadth and success of Colgate’s governance program.

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Treasury & Risk Magazine 2007 Alexander Hamilton Corporate Governance Award. In November 2007, Colgate received the Alexander Hamilton Corporate Governance Award from Treasury & Risk Magazine, which highlighted Colgate’s determination to make corporate governance a part of the fabric of the company, as well as Colgate’s solid business results.

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s long-standing practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, the Board has eleven directors, with ten independent directors and one employee director, Ian Cook, who is the President and Chief Executive Officer of the Company and Chairman of the Board. Jill K. Conway, who has served as a director since 1984, is not standing for reelection and will retire from the Board effective as of the Annual Meeting.

The Board met ten times during 2009. On average, the directors attended 95% of the meetings of the Board and the committees on which they served in 2009. No director attended less than 86% of these meetings. During 2009, the independent directors met regularly in executive session without Mr. Cook present.

In 2002, the Board adopted a written statement, known as the Independent Board Candidate Qualifications and made available on the Company’s web site, www.colgate.com, outlining the qualities sought in directors of the Company, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. The Nominating and Corporate Governance Committee seeks to compose a Board with members with a broad range of experiences and different points of view, with a particular emphasis on business, financial, fast moving consumer goods and international experience. As described below, each of the nominees satisfies these criteria. In addition, many of the nominees have in-depth knowledge of Colgate through their long service as directors. This variety and depth of experience enable the Board collectively to understand the Company’s global business and its consumers around the world and the individual directors to make significant contributions to the deliberations of the Board. Biographical information and the qualifications of each director nominee for election at this year’s annual meeting are set forth below. All nominees, other than Dr. Gayle and Mr. Jimenez who were elected to the Board effective March 1, 2010, have been directors since last year’s annual meeting.

Ian Cook, 57 Director since 2007

Mr. Cook has extensive leadership experience in consumer products, having worked for Colgate since 1976. After joining Colgate, Mr. Cook progressed through a series of senior marketing and management roles around the world, developing significant international and leadership experience. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa, and, in 2005, he was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide. In July 2007, Mr. Cook was elected President and Chief Executive Officer and a director and, in December 2008, he was elected Chairman of the Board, effective January 1, 2009. As a native of Great Britain and through his work experience, Mr. Cook also brings an international perspective to Colgate’s Board.

Public Company Directorships: PepsiCo Inc. (current)

John T. Cahill, 52 Independent Director Director since 2005

Mr. Cahill has considerable financial and operational leadership experience in the fast moving consumer goods industry through a nearly twenty-year career at PepsiCo Inc. (“PepsiCo”) and The Pepsi Bottling Group, Inc. (“PBG”). He began his PepsiCo career in 1989 and held multiple senior financial and operating leadership positions, serving as Chief Financial Officer for both Kentucky Fried Chicken and Pepsi-Cola North America before becoming Senior Vice President and Treasurer of PepsiCo. With the formation of PBG in 1998, Mr. Cahill became PBG’s Chief Financial Officer and head of its International Operations and later its President and Chief Operating Officer. In 2001, he was named Chief Executive Officer of PBG and, from 2003 to 2006, he served as its Chairman and Chief Executive Officer. He was appointed Executive Chairman of PBG in 2006, a position he held until 2007. Mr. Cahill has been an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, since 2008 and the Chairman of Hostess Brands Inc. (formerly Interstate Bakeries Corp.) since February 2009.

Public Company Directorships: Legg Mason, Inc. (current) and The Pepsi Bottling Group, Inc. (1999-2007)

Helene D. Gayle, 54 Independent Director Director since 2010

Dr. Gayle has extensive leadership experience and expertise in the global public health field. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984 and held positions of increasing responsibility over her twenty-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention. In 2001, she achieved the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. From 2001 to 2006, Dr. Gayle directed the HIV, TB and Reproductive Health Program at the Bill & Melinda Gates Foundation. In 2006, she became the President and Chief Executive Officer of CARE USA, one of the world’s leading humanitarian organizations with programs in nearly 70 countries around the world. Dr. Gayle also has significant experience in the nonprofit and education sectors, serving on the boards of the Center for Strategic and International Studies, ONE, the Rockefeller Foundation, the American Museum of Natural History, the Institute of Medicine and the University of Pennsylvania School of Medicine. She is also a member of the Council on Foreign Relations, the Bretton Woods Committee and the American Public Health Association.

Ellen M. Hancock, 66 Independent Director Director since 1988

Mrs. Hancock has considerable leadership experience in the area of information technology through an over thirty-year career at IBM and other leading technology companies. She was the Chairman and Chief Executive Officer of Exodus Communications, Inc., a public company specializing in computer network and internet systems she joined in March 1998, from June 2000 to September 2001. Most recently, Mrs. Hancock served as the President of Jazz Technologies, Inc. and President and Chief Operating Officer of its predecessor Acquicor Technology Inc. from August 2005 to June 2007. Through her role as a director of the Pacific Council on International Policy, Mrs. Hancock also has experience with international policy and its impact on business. In addition, Mrs. Hancock has leadership experience in the education sector, serving as a trustee of Marist College and Santa Clara University.

Public Company Directorships: Aetna (current), Electronic Data Systems Corporation (2004-2008), Jazz Technologies, Inc. (2005-2007) and Watchguard Technologies Inc. (2003-2005)

Joseph Jimenez, 50 Independent Director Director since 2010

Mr. Jimenez has significant leadership and international experience in the consumer products industry. He began his career in brand management at The Clorox Company and later served as the president of two operating divisions at ConAgra Grocery Products. Mr. Jimenez joined H.J. Heinz Company (“Heinz”) in 1998 as President and Chief Executive Officer of Heinz’s North America business and, in 2002, became President and Chief Executive Officer of Heinz’s European business, a position he held until 2006. From 2006 to 2007, Mr. Jimenez served as an advisor for The Blackstone Group, a private equity firm. He joined Novartis AG in April 2007 as Head of the Consumer Health Division and became Head of the Pharmaceuticals Division in October 2007. In February 2010, Mr. Jimenez became Chief Executive Officer of Novartis AG.

Public Company Directorships: AstraZeneca (2002-2007) and Blue Nile (2000-2006)

David W. Johnson, 77 Independent Director Director since 1991

Mr. Johnson has extensive leadership experience in the fast moving consumer goods industry. He began his career in 1959 at Colgate-Palmolive Australia and subsequently held general manager positions in Africa and Asia. In the U.S., he was successively the Chief Executive Officer of Entenmann’s, Inc., Gerber Products Company and Campbell Soup Company. Mr. Johnson also has significant governance experience, having been a director of CIGNA Corporation and Duane Reade Inc. as well as Chairman of Gerber Products Company and Campbell Soup Company. Since 2001, he has been the Chairman and Director Emeritus of Campbell Soup Company. Mr. Johnson also has experience in the education sector, having been elected a life member of the Council for the University of Chicago’s Booth Graduate School of Business.

Richard J. Kogan, 68 Independent Director Director since 1996

Mr. Kogan has significant leadership experience in the pharmaceutical industry. He worked for Schering-Plough Corporation (Schering-Plough), in positions of increasing responsibility, for over twenty years. Mr. Kogan became President and Chief Operating Officer of Schering- Plough in 1986 and President and Chief Executive Officer in 1996. He was also Chairman of Schering-Plough from 1998 until 2002. He retired from Schering-Plough as President and Chief Executive Officer in April 2003. Since 2004, Mr. Kogan has been a principal of the KOGAN Group LLC, which provides consulting services to senior management at companies in the pharmaceutical and other industries. Mr. Kogan also has leadership experience in the non-profit and education sectors, serving as Vice-Chairman of St. Barnabas Corporation and Medical Center, a trustee of New York University and an Overseer and Member of the Executive Committee of the Stern Business School. He is also a member of the Council on Foreign Relations.

Public Company Directorships: The Bank of New York Mellon (current)

Delano E. Lewis, 71 Independent Director Director from 1991 to 1999 and since 2001

Mr. Lewis has extensive leadership experience in the fields of international diplomacy and government, business and education. He was the U.S. Ambassador to South Africa, December 1999 to July 2001, and has also served on the Peace Corps staff in Africa and on the staff of the United States Equal Employment Opportunity Commission and the United States Department of Justice. From 1994 to 1998, Mr. Lewis served as the Chief Executive Officer and President of National Public Radio and, from 1988 through 1993, Mr. Lewis was the President and Chief Executive Officer of Chesapeake & Potomac Telephone Company. Mr. Lewis is currently a Senior Fellow at New Mexico State University, a position he has held since 2006.

Public Company Directorships: Eastman Kodak Company (current)

J. Pedro Reinhard, 64 Independent Director Director since 2006

Mr. Reinhard has considerable international business and financial leadership experience. He served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company (“Dow”) from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow after beginning his career there in 1970 in Brazil. He served as Finance Director of Dow Europe, Vice President of Dow Europe and Managing Director of Dow in Italy. Since 2006, Mr. Reinhard has served as President of Reinhard & Associates, a financial advisory practice. As a native of Brazil and through his work experience, Mr. Reinhard also brings an international perspective to Colgate’s Board.

Public Company Directorships: Royal Bank of Canada (current), Sigma-Aldrich Corporation (current), The Dow Chemical Company (1995-2007), Dow Corning Corporation (2000-2006) and The Coca-Cola Company (2003-2006)

Stephen I. Sadove, 58 Independent Director Director since 2007

Mr. Sadove has significant leadership experience in the fast moving consumer goods industry and in the retail industry. He began his career at General Foods USA, where he spent over seventeen years in various management roles including Executive Vice President and General Manager of the Desserts Division. Mr. Sadove held various positions of increasing responsibility at Bristol-Myers Squibb Company (“Bristol-Myers”) developing international and leadership experience. He joined Bristol-Myers in 1991 as President of Clairol in the United States and later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. Mr. Sadove joined Saks Incorporated (“Saks”) as Vice Chairman in January 2002, serving as Chief Operating Officer from 2004 to 2006. He has served as Chief Executive Officer of Saks since January 2006 and was named Chairman in May 2007.

Public Company Directorships: Saks Incorporated (current) and Ruby Tuesday, Inc. (current)

Director Independence

As described above, the Board has adopted director independence standards which are substantially stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements and personal, economic or professional ties between a director and an officer of Colgate or another Colgate director. Relationships and transactions that may impair independence include: (i) current or former employment with the Company; (ii) affiliation with Colgate’s advisors; (iii) compensation from the Company (other than board and committee fees); (iv) direct or indirect material business relationships with the Company; (v) loans between directors and the Company or its senior management; (vi) direct or indirect material investments with the Company, its officers or other directors; (vii) leadership roles in charitable organizations supported by Colgate; (viii) affiliation or employment with a present or former Colgate auditor; and (ix) service on interlocking boards of directors or compensation committees. A copy of the complete standards is available on the Company’s web site at www.colgate.com.

In making its determination regarding the independence of each non-employee director, the Board considers any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each director, other than Mr. Cook, who is the Company’s Chairman of the Board, President and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Board Leadership Structure

The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) regularly reviews Board leadership trends and has determined that, at this time, combining the positions of Chairman and Chief Executive Officer is best for Colgate. Currently, therefore, the offices of Chairman and Chief Executive Officer are held by the same person, Ian Cook. Colgate’s Board has adapted its approach over time and, during the transition of the position of Chief Executive Officer from Reuben Mark to Ian Cook during the second half of 2007 and 2008, Mr. Mark served as Chairman of the Board while Mr. Cook served as Chief Executive Officer. Colgate has a small Board that works very effectively together and ten of Colgate’s eleven directors are independent. In addition, the Board’s committees are composed solely of, and chaired by, independent directors. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Mr. Cook present, which are led by an independent presiding director.

Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006. The role of the presiding director is to: (i)

preside at all meetings of the Board at which the Chairman is not present (including the executive sessions); (ii) establish agendas for the executive sessions in consultation with the other directors and review proposed Board meeting agendas; (iii) serve as liaison between the independent directors and the Chairman in matters relating to the Board as a whole (although all independent directors are encouraged to communicate freely with the Chairman); (iv) review, at his or her discretion, the information to be sent to the Board; (v) review meeting schedules to help ensure there is sufficient time for discussion of all agenda items; (vi) call meetings of the independent directors, as appropriate; and (vii) be available (as deemed appropriate by the Board) for consultation and direct communication with shareholders. The role of presiding director is rotated among the independent directors each year in accordance with an established schedule.

Colgate’s small, independent Board, with its proactive Presiding Director and committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having the Chief Executive Officer serve as the Chairman presents a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Governance Committee determined that combining the positions of Chairman and Chief Executive Officer is best for Colgate at this time.

Board Role in Risk Oversight

Colgate has established a systematic and thorough risk management process. The responsibility for the day-to-day management of risk lies with Colgate’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy. Each year Colgate’s management identifies what it believes are the top individual risks facing Colgate. These risks are then discussed with, and approved as top risk areas by, the Board. The Board has assigned its responsibilities for overall risk oversight to the Audit Committee, though all Board members attend Audit Committee meetings and participate in risk management discussions. The Audit Committee therefore is responsible for overseeing the enterprise risk management process, while the full Board or appropriate committee thereof oversees the top individual risk areas identified by management and approved as top risk areas by the Board. Colgate’s chief risk officer (the Chief Financial Officer) and other members of senior management responsible for the day-to-day management of the individual risk areas present directly to the Board and its committees regularly. In addition, the P&O Committee oversees an annual risk assessment of the Company’s compensation policies and practices, which is conducted by the Company’s Global Human Resources executives and its Chief Financial Officer and reviewed by the Board’s independent compensation consultant and focuses primarily on the design of the incentive compensation programs and the degree to which such programs appropriately balance enterprise risk and compensation.

Communications to the Board of Directors

Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the General Counsel, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, NY 10022-7499. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address, in care of the Office of the General Counsel. Such communications are handled in accordance with the procedures described on the Company’s web site, www.colgate.com.

Concerns and questions relating to accounting, internal accounting controls, financial policy, risk management or auditing matters are immediately brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, addresses these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, oversees any investigations and approves the disposition of each matter. The Audit Committee chair may, in his or her discretion, engage outside counsel and other independent advisors.

Concerns relating to accounting, internal accounting controls, financial policy, risk management or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and e-mail as follows: 24-hour hotline: (800) 778-6080 (toll free from United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and e-mail: ethics@colpal.com.

Colgate policy prohibits the Company from retaliating against any individual who provides information to the directors. Concerns may be submitted to the directors on an anonymous basis through their postal address or through the 24-hour hotline numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will endeavor to keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action.

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All directors who were elected to the Board at the 2009 Annual Meeting were in attendance.

Other Information Regarding Directors

On September 9, 2003, the SEC and Schering-Plough Corporation announced a settlement of the SEC enforcement proceeding against Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman and CEO, regarding meetings held with investors and other communications. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws. Mrs. Hancock resigned as Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. on September 4, 2001. Exodus filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on September 26, 2001.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Finance Committee, the Nominating and Corporate Governance Committee and the P&O Committee. The members and a summary of the responsibilities of these committees are set forth below. The committee charters are available on the Company’s web site at www.colgate.com.

Committee Membership (* indicates Chair and ** indicates Deputy Chair, if applicable)

Audit Committee	Finance Committee	Nominating and Corporate Governance Committee	P&O Committee
John T. Cahill	Ellen M. Hancock*	Jill K. Conway**	John T. Cahill**
Jill K. Conway	Richard J. Kogan	Ellen M. Hancock	Jill K. Conway
Ellen M. Hancock	Delano E. Lewis	David W. Johnson	David W. Johnson
David W. Johnson*	J. Pedro Reinhard	Delano E. Lewis*	Richard J. Kogan*
Richard J. Kogan		Stephen I. Sadove	Delano E. Lewis
J. Pedro Reinhard
Stephen I. Sadove

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the Company’s independent registered public accounting firm, subject to ratification by stockholders, and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function. In addition, as discussed above, the Audit Committee assists the Board in its oversight of the Company’s overall risk management process. The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and Colgate’s own, stricter director independence standards.

The Audit Committee met eight times during 2009, including to review and participate in discussions regarding each quarterly earnings press release prior to its announcement. The Audit Committee also met separately on four occasions with the Company’s independent registered public accounting firm, head of Internal Audit and other members of management.

Finance Committee

The Finance Committee oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters. It also oversees the Company’s finance, treasury and related functions. The Finance Committee met five times during 2009. All members of the Finance Committee are independent directors.

Nominating and Corporate Governance Committee

The Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation. The Governance Committee met six times during 2009. All members of the Governance Committee are independent directors.

In making recommendations to the Board regarding director compensation, the Governance Committee annually reviews information provided by the Global Human Resources function regarding emerging best practices in director compensation and comparison data regarding peer company practices, both at the industry peer group used in the cumulative total shareholder return graphs on pages 60 to 61 (the “Industry Peer Group”) and the Compensation Comparison Group discussed on page 21 of the Compensation Discussion and Analysis. The Global Human Resources function purchases such comparison data from Towers Perrin. Based on this review, the Governance Committee determines whether to recommend to the Board any changes in the director compensation program. During the most recent review, in October 2009, the committee determined to revise the director compensation program to replace Board and Committee meeting fees and the deputy chair retainer with an annual cash retainer for each director of $25,000. The annual cash retainer is designed to approximate the average of the meeting and deputy chair fees earned by the directors annually under the previous compensation program. The director compensation program is described beginning on page 48. Other than the use of survey data purchased from outside consultants described above, in 2009 the Governance Committee did not use outside compensation consultants in making director compensation recommendations. Nor does it delegate any of its authority in this area.

The Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the Governance Committee in evaluating individual director candidates. This statement outlines the qualities required for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. A copy of the Independent Board Candidate Qualifications is available on the Company’s web site at www.colgate.com. Since the Company operates in over 200 countries around the world, the Governance Committee believes that members of the Board must as a group, whether as a result of the business or other experiences of the individual Board members, be able to understand the Company’s business from a global perspective. As evidenced by the selection criteria identified in the Independent Board Candidate Qualifications, which emphasize the value, among other things, of international perspectives, different points of view and diversity in the traditional sense, the Company has a policy of promoting diversity on its Board. The Governance Committee implements this policy through its director recruitment efforts and assesses the effectiveness of the policy regularly through Board and committee self-evaluations.

Personnel and Organization Committee

The P&O Committee is appointed by the Board to act on its behalf with respect to overseeing the personnel and organizational matters of the Company, including the compensation of the Company’s executives. All members of the P&O Committee are independent directors. The P&O Committee met five times during 2009.

The P&O Committee devotes substantial time each year to executive compensation matters. It recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO. The CEO plays no role in setting his own compensation. The P&O Committee also reviews and approves the compensation recommended by the Global Human Resources function of the Company and the CEO for the other executive officers of the Company in accordance with the compensation programs described in the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing and approving compensation for executive officers, the P&O Committee uses tally sheets that summarize all material components of compensation. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation.

The P&O Committee periodically retains the services of outside compensation consultants to provide it with objective, third party advice on the appropriateness of the Company’s compensation of the CEO and other senior executives. In 2009, the P&O Committee adopted a written policy regarding its selection and use of outside compensation consultants, a copy of which is available on the Company’s web site at www.colgate.com. The policy contains the following key principles:

•	The P&O Committee selects all outside compensation consultants that provide advice to it, and directly retains such consultants, who report to and are solely responsible to the Committee.

•

Such consultants may not provide any other services to the Company unless these are expressly approved by the P&O Committee in advance. The P&O Committee will approve such other services only if it concludes that providing them will not impair the ability of the consultant to provide objective and independent advice to the Committee.

In August 2008, the P&O Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) to advise it with respect to the CEO’s compensation and such other matters as the P&O Committee may direct. F.W. Cook & Co. does not provide any other services to the Company. F.W. Cook & Co. works directly with the P&O Committee and its Chair and meets with the Committee in executive session.

During 2009 and early 2010, the Human Resources function of the Company purchased executive compensation survey data from Mercer Human Resources Consulting, Hewitt Associates and Towers Perrin and used Hewitt Associates to provide change of control and similar calculations for this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2009, the following directors were members of the P&O Committee: Mrs. Conway and Messrs. Cahill, Johnson, Kogan, Lewis, Reinhard and Sadove. None of the members of the P&O Committee has been an officer of the Company and none were employees of the Company during 2009, and none had any relationship with the Company or any of its subsidiaries during 2009 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee recommends nominees for the Board of Directors, among other responsibilities. A copy of the charter of the Nominating and Corporate Governance Committee, which describes this and other responsibilities of the committee, is available on the Company’s web site at www.colgate.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the NYSE listing standards and in Colgate’s own, stricter director independence standards.

The Board selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged an international executive search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director nominees.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the committee in evaluating individual director candidates. This statement outlines the qualities needed for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. In addition, prospective directors must satisfy the Company’s director independence standards and be willing and able to devote sufficient time to discharge their duties. A copy of the Independent Board Candidate Qualifications is available on the Company’s web site at www.colgate.com.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director in accordance with the information and timely notice requirements of the Company’s by-laws relating to stockholder nominations as described in “Other Information—Nominations for Director” on page 62 below. The Nominating and Corporate Governance Committee has approved ten director nominees for election at the 2010 Annual Meeting, eight of whom are standing for reelection. Dr. Gayle and Mr. Jimenez, who joined the Board in March 2010, were recommended by a third-party international executive search firm.

The foregoing report has been submitted by the members of the Nominating and Corporate Governance Committee: Delano E. Lewis (Chair), Jill K. Conway (Deputy Chair), Ellen M. Hancock, David W. Johnson and Stephen I. Sadove.

Audit Committee Report

The Audit Committee is comprised of five independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined by the SEC. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes, including the internal control over financial reporting. The committee also oversees the Company’s Global Ethics and Compliance function. A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s web site at www.colgate.com. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries and the results of their operations and cash follows in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements as of and for the year ended December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. The Audit Committee met eight times in 2009.

The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditors’ assessment of the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee has received the written disclosures of the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm, and received a letter from them confirming, their independence from management and the Company. The Audit Committee also met with management and the independent registered public accounting firm together and separately to discuss matters related to the design and operating effectiveness of the Company’s internal control over financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: David W. Johnson (Chair), John T. Cahill, Jill K. Conway, Ellen M. Hancock and Richard J. Kogan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Colgate believes that people are the most important driver of its business success and, accordingly, views compensation as an important tool to motivate leaders at all levels of the organization. Colgate’s executive compensation programs are designed to:

•	Drive strong business results—Support the Company’s business goals of fostering profitable growth and increasing shareholder value;

•

Deliver pay for performance—Align compensation levels with achievement of our business strategy and four key initiatives: focus on the consumer, the profession and our customers; effectiveness and efficiency in everything, innovation everywhere and leadership;

•	Focus on long-term shareholder return—Align the interests of executives and shareholders through the use of equity compensation;

•

Support global teamwork—Promote alignment and teamwork among corporate functions, operating divisions and subsidiaries by rewarding individual, team and global performance and ensuring that all Colgate people share in the success they create; and

•	Attract strong talent—Attract, retain and motivate high-performing executives.

Colgate’s executive compensation programs are reviewed regularly by Company management and the Personnel and Organization Committee of the Board (the “P&O Committee”) to ensure that the programs achieve these goals. Most recently:

•

In both 2009 and 2010, the Company prepared for the P&O Committee a detailed analysis of the relationship between pay and performance for executive officers. The analysis, which was discussed with the P&O Committee in connection with its consideration of annual and long-term incentive awards, included a three-year historical review of the relationship between the compensation paid to the Company’s senior executives and Company performance against both the industry peer group used in the total shareholder return graphs on pages 60 to 61 (the “Industry Peer Group”) and the compensation comparison group used in those years. These reviews showed a very strong link between Company pay and Company performance, both against various key operating measures, such as growth in sales and earnings per share and return on assets, and in terms of total shareholder return.

•

In August 2008, the P&O Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) as its independent compensation consultant to advise it with respect to CEO compensation and other compensation matters. As a first step in supporting the P&O Committee, F.W. Cook & Co. conducted an introductory review of Colgate’s executive compensation programs and advised the P&O Committee that it found the programs to be structurally sound, fair and balanced in comparison to similarly situated companies and to effectively support Colgate’s business strategy and executive compensation philosophy as described herein. Since conducting this initial review, F.W. Cook & Co. has been actively involved in advising the P&O Committee on the setting of target compensation levels, the design of the Company’s variable incentive plans, the setting of applicable performance goals and ensuring that there is a strong positive relationship between earned compensation and performance, as measured by operating results and changes in shareholder value.

•

Beginning in 2008, following the completion of a comprehensive review of the Company’s incentive compensation programs by the Global Human Resources function, under the oversight of the P&O Committee, the Company implemented minor changes to these programs. These changes are reflected in the compensation decisions discussed in this Compensation Discussion and Analysis (the “CD&A”).

This CD&A discusses the compensation paid to the executive officers listed in the Summary Compensation Table on page 29 of this Proxy Statement (the “Named Officers”). The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different levels and types of job responsibility. The Company believes that this approach helps to align Colgate people into one global team sharply focused on the Company’s key strategic initiatives.

Compensation Components

Compensation Mix. Colgate’s executive compensation program consists of the following three primary components:

•	Base salary;

•	Annual incentives paid in the form of cash bonuses; and

•	Long-term incentives paid in the form of stock options and restricted stock.

In allocating compensation among these three components, the Company seeks to provide reasonable and competitive levels of fixed compensation (i.e., salary), while emphasizing performance-based compensation that varies based on overall Company or business unit performance and/or the performance of the Company’s common stock. Accordingly, of the compensation paid for 2009, base salaries for the Named Officers represented approximately 10-20% of the three compensation components noted above, and incentive compensation, both annual and long-term, represented approximately 80-90%. The mix between annual incentive pay (cash bonus) and long-term incentives (stock options and restricted stock) is determined based on competitive practice (see discussion in the Compensation Comparison Group section below) and Colgate’s desire to focus, first, on long-term performance and shareholder value and, second, on annual performance. Accordingly, for the Named Officers in 2009, long-term incentives represented 60-70% of the three compensation components noted above, and annual incentives represented 15-25%. Within the long-term incentive category, the target mix for the Named Officers is weighted more heavily towards stock options because such awards provide value to executives only to the extent that the Company’s stock price appreciates, thereby providing an effective link to changes in shareholder value that align the interests of executives and stockholders. The Company’s compensation philosophy and competitive practice also drive determinations about total compensation levels for the Named Officers.

In addition to the three primary components of compensation discussed above, the Company provides its executive officers, including the Named Officers, with certain perquisites. These perquisites are modest and represent less than 1% of the total compensation for each Named Officer reflected in the Summary Compensation Table on page 29. At the level of the Named Officers, such perquisites consist primarily of an annual allowance of up to $11,500 for reimbursement of various qualifying items, such as financial planning or tax preparation and planning, an annual physical exam and, in the case of Mr. Cook, the use of a Company car and driver. The Company implemented this allowance plan over 15 years ago to ensure the transparency and uniformity of treatment for all executives regarding perquisites. For more information on perquisites provided to the Named Officers in 2009, see note 6 on page 30. Any personal income taxes due as a result of these perquisites are the responsibility of the Named Officers.

The compensation and benefits payable to the Named Officers in the event of retirement, severance and change in control are described on pages 42 to 44. The Company’s retirement programs are designed to provide the Company’s long-service, retiring employees with fair and adequate replacement income based on then prevailing market practice. In general, the Named Officers participate in the same retirement programs that are available to other U.S. employees, with supplemental benefits provided to make up benefits under plans that are subject to certain Internal Revenue Code limits. The Company’s severance program is designed to provide participants with reasonable compensation if their employment is terminated in the event of a change in control or for Company convenience. The potential payments and benefits under these various programs did not influence the decisions discussed in the balance of this CD&A regarding the setting of salary, annual bonus and long-term incentives for the Named Officers since these programs serve very different purposes.

Tax and Accounting Considerations. In designing its compensation programs, the Company considers the applicable accounting treatment and seeks to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent consistent with the primary objectives of the compensation program outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock programs are all generally deductible under Section 162(m). Recent examples of actions taken to enhance the tax efficiency of compensation by ensuring deductibility include: (a) replacing time-vested restricted stock awards for the Named Officers with an additional award opportunity under the performance-based restricted stock program (see page 24), (b) eliminating qualitative individual performance objectives from the annual incentive awards for the Named Officers with divisional responsibilities (as reflected in note 1 to the

Summary Compensation Table on page 29) and (c) reducing the maximum amount of severance payable under the Executive Severance Plan to maintain deductibility under Section 280G of the Internal Revenue Code (see page 42).

The Compensation Comparison Group

Colgate uses comparative compensation data from a group of other leading companies, referred to in this CD&A as the “Comparison Group,” as a point of reference in designing its compensation programs and in setting compensation levels. Colgate does not use this data as a single determinative factor but rather as an external check to verify that its compensation programs are reasonable and competitive in light of compensation levels at similarly situated companies.

The Comparison Group is selected to represent both the Company’s peer companies from a performance perspective as well as the market for executive talent in which the Company competes. It consists primarily of consumer products companies with major branded product portfolios, including those making up the Industry Peer Group and other select companies that are similarly situated to the Company in terms of overall size or performance against relevant measures. The Company’s revenues approximate the median, and market capitalization falls between the median and the 75th percentile, of the Comparison Group. The companies comprising the Comparison Group are approved by the P&O Committee after taking into account observations and recommendations of management and the Committee’s independent compensation consultant. For 2009, the Comparison Group, which remained unchanged from the prior year, consisted of the following 18 companies:

Comparison Group

Anheuser-Busch InBev	Johnson & Johnson
Avon Products, Inc.	Kellogg Company
Campbell Soup Company	Kimberly-Clark Corporation
The Clorox Company	Kraft
The Coca-Cola Company	PepsiCo
ConAgra Foods	Procter & Gamble Company
Estee Lauder	Sara Lee Corporation
General Mills	Unilever
H.J. Heinz	3M

Benchmark compensation data is collected for these companies for all of the Company’s three primary compensation components (base salary, annual incentive pay and long-term incentive pay), both individually and in the aggregate, as well as for indirect compensation elements such as perquisites and retirement benefits.

Base Salary

Base salaries for the Named Officers and all other employees are based on established salary ranges for each grade level. The CEO’s salary is set independently by the P&O Committee, without the involvement of the CEO or other Company management. The P&O Committee determines salaries for other Named Officers based on recommendations from the Global Human Resources function and the CEO in accordance with the established salary ranges and the guidelines described below.

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for key contributors to the success of the Company and long-tenured exceptional performers. Setting salaries in the median range or above mitigates pressure that might otherwise exist to support short-term focused or higher-risk business strategies if fixed compensation were set materially below market rates.

Decisions regarding where in the range a particular individual’s salary should be and whether he or she should be granted a salary increase during the year are based on the following factors:

•	Individual performance;

•	Company or business unit performance, as applicable;

•	Assumption of new responsibilities;

•	Colgate’s annual salary budget guidelines;

•	Data from the Comparison Group; and

•	Other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate brands, geographic expansion and increases in productivity.

All of the Named Officers are high-performing executives, most of them with long tenure at the Company. Accordingly, salaries for the Named Officers other than Mr. Cook ranged between approximately the 75th and 90th percentile of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company. Mr. Cook’s salary for 2009, which was unchanged from 2008, is below the 50th percentile for CEOs in the Comparison Group because the P&O Committee has determined in Mr. Cook’s case to place greater emphasis on equity and long-term incentive compensation (stock options and restricted stock) than on cash compensation (salary and annual bonus) to provide an especially strong link between pay and performance. The increases in the salaries of the Named Officers in 2009 (other than Mr. Cook, who did not receive a salary increase in 2009) were based on a qualitative assessment of these individuals’ performance and were in accordance with the Company’s 2009 salary budget guidelines applicable to all employees.

Annual Incentives—Cash Bonuses

Award Opportunities. Cash bonuses, which are granted under the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”), are designed to reward performance over a one-year period against one or more pre-established performance measures set by the P&O Committee at the beginning of the year. Awards are determined by the P&O Committee based on audited financial results available early in the following year in accordance with a set formula based on achievement against the designated goals. The P&O Committee has discretion to adjust the calculated awards downward, but not upward.

Executives, including the Named Officers, are each assigned a bonus award opportunity, which is based on salary grade level, expressed as a percentage of base salary and generally set at or below the median of the Comparison Group. For 2009, Mr. Cook’s bonus award opportunity was 150% of base salary, and the bonus award opportunity for each of the other Named Officers was 70% of base salary. The formula-driven award payouts depend upon performance against the pre-established measures discussed below and range from zero, if performance falls below a threshold level, to a maximum of two times the assigned award opportunity for Mr. Cook and the Named Officers with divisional responsibilities (Messrs. Tangney and Garcia), and 1.5 times the assigned award opportunity for the other Named Officers with corporate-wide responsibilities (Messrs. Patrick and Hendry). The maximum bonus provided to Mr. Cook is set at a higher multiple of the assigned award opportunity than other Named Officers with corporate-wide responsibilities to reflect the lower positioning of his salary in 2009 relative to external market rates and to ensure that a greater portion of his maximum total compensation opportunity is variable and tied to performance.

Performance Measures and Bonus Payouts.

Named Officers with Corporate-Wide Responsibilities. Earnings per share is the performance measure for annual bonuses for the Named Officers with corporate-wide responsibilities (Messrs. Cook, Patrick and Hendry). The earnings-per-share measure was selected to create a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. Earnings per share also is a key measure followed by investors. Pre-established EICP Plan procedures require the adjustment of the earnings-per-share measure for the effects of each of the following, as applicable: accounting changes, restructuring charges, divestments and other unusual, non-recurring items (as adjusted, the “Base Business Earnings Per Share”). This practice is consistent with Colgate’s public filings, in which the impact of these items is discussed separately. No adjustments were made to the earnings-per-share measure for 2009. For 2009, in order for Named Officers with corporate-wide responsibilities to earn bonuses at the maximum level,

Base Business Earnings Per Share had to grow by at least 9.6% above the 2008 Base Business Earnings Per Share. The Base Business Earnings Per Share for 2008 excludes charges associated with the 2004 Restructuring Program (a four-year restructuring and business-building program that was finalized at the end of 2008).1 The 9.6% goal was set based on the Company’s business strategy to deliver consistent strong earnings per share growth each year. Since Base Business Earnings Per Share grew by 13% in 2009, bonuses for the Named Officers with corporate-wide responsibilities were awarded at the maximum level allowed, and ranged from 105% for Messrs. Patrick and Hendry to 300% of salary for Mr. Cook.

Named Officers with Divisional Responsibilities. During 2009, Mr. Tangney served as Chief Operating Officer, with oversight responsibility for Colgate-Europe/South Pacific, Greater Asia, Africa/Middle East, Canada and the Caribbean, and Mr. Garcia served as Executive Vice President, President of Colgate-Latin America. The primary performance measures for annual bonuses for these Named Officers with divisional responsibilities, representing 75% of their award opportunity at maximum and weighted equally, were growth in net sales and net profit after tax of their respective divisions. These measures were chosen because the Company believes that net sales and net profit after tax together reflect the underlying momentum of the business and its ability to return value to shareholders. Additional performance measures for Messrs. Tangney and Garcia in 2009, representing 25% of their award opportunity at maximum and weighted equally, were increases in gross margin as a percentage to sales and cash generation and decreases in non-variable overhead as a percentage to sales, all of which were chosen because of their importance to the Company’s strategic initiatives, including its ability to generate cash to reinvest in business-building activities. In addition, the annual bonuses for Messrs. Tangney and Garcia were subject to a 10% downward adjustment if certain key training and compliance objectives for their divisions were not met. For these two Named Officers to earn bonuses in 2009 at the maximum level, (a) in the case of Mr. Tangney, growth in net sales and net profit after tax for the regions for which he had oversight responsibility on a combined basis had to average at least 7.7%, and (b) in the case of Mr. Garcia, growth in net sales and net profit after tax for the Latin America Division had to average at least 13.9%.

While actual net sales and net profit after tax growth in Africa/Middle East and the Caribbean exceeded these performance measures, they did not in Greater Asia, Latin America, Europe/South Pacific and Canada, and the additional goals relating to gross margin as a percentage to sales, cash generation and non-variable overhead as a percentage to sales were not fully achieved in all divisions due to challenging economic conditions in these regions. The training and compliance objectives were achieved. Accordingly, the formula-driven awards were: for Mr. Tangney, 97.4% of base salary; and, for Mr. Garcia, 88.0% of base salary. Although these awards were above these two officers’ assigned award opportunities (70% of base salary), they were below the maximum (140% of base salary) since not all objectives were achieved or exceeded.

Long-term Incentives

Overview. Colgate’s long-term incentive compensation is designed to focus the Named Officers and other Colgate managers on shareholder value and to reward their contribution to the long-term growth and performance of the Company. Colgate uses three types of long-term incentives in general, all paid in the form of equity: stock options, performance-based restricted stock and, except in the case of executive officers, time-vested restricted stock. Stock options and performance-based restricted stock are used to balance and support all of the key objectives discussed on page 19. Because compensation is solely dependent on appreciation in share price, stock options strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between Named Officers and shareholders. Performance-based restricted stock ensures that payouts are tied directly to both changes in shareholder value and the achievement of critically important multi-year performance objectives. Due to the multi-year vesting requirements, all of our long-term incentives support the goal of retaining our Named Officers. Because the payouts under the performance-based restricted stock awards are dependent on operational goals that are influenced by management, these awards further support the retention objective by ensuring

[1]

A reconciliation of reported earnings per share calculated in accordance with generally accepted accounting principles to Base Business Earnings Per Share is included in the Company’s quarterly earnings releases furnished to the SEC on Form 8-K.

that uncontrollable volatility in the financial markets does not create a disconnect between earned compensation and management performance.

As part of the incentive program adjustments noted above, beginning in 2008, the P&O Committee determined to replace the annual grant of time-vested restricted stock for executive officers (including the Named Officers) with an additional award opportunity for these officers under the performance- based restricted stock program. Consistent with Colgate’s long-standing practice of encouraging stock ownership at all levels of the organization to reward employees for the long-term value they create and to create common interests between management and stockholders, long-term equity grants are the largest component of total compensation for the Named Officers. In general, following a review of the practices of the Comparison Group, long-term incentives are targeted at the median of the Comparison Group, with above-target awards available based on superior performance. In 2009, Colgate’s annual stock option and restricted stock utilization for all awards was 1.1% of outstanding stock, placing it below the median, at the 46th percentile, of the Comparison Group based on the most recently available market data at the time these awards were granted.

Equity Grant Process and Policies. The Company makes equity awards at the same predetermined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. The calendar for such meetings is set in July of the preceding year. Equity awards for new hires or newly promoted employees or special awards for recognition or retention purposes are made at the next regularly scheduled Board meeting after the hire, promotion, recognition or retention recommendation is made. The timing and amount of equity awards to directors, which are described on page 48, are fixed by the terms of the applicable plans and also occur at the same time each year. Equity awards, including stock options, are never backdated or issued at below-market prices. The grant date of any award is the date of the Board or P&O Committee meeting, as applicable, at which such award is approved, and the grant price of any award is never less than the closing price of the Company’s common stock on the date of grant. Repricing of stock options without stockholder approval is expressly prohibited.

Stock Options

Overview. Stock options are granted under the stockholder-approved 2005 Employee Stock Option Plan. The number of stock options granted to individual executives is determined based on guidelines set for each salary grade level. Established annually, the stock option guidelines are determined based on a review of market data, historical stock price performance, expected award values and share utilization. Actual awards may vary from such guidelines based on a qualitative assessment of factors similar to those used to determine salary, including each individual’s performance and the performance of the business unit or function for which they are responsible. (See discussion of salary beginning on page 21.) As with other compensation decisions, in the case of the CEO, the P&O Committee makes such assessment with the participation and concurrence of the other independent directors of the Board. In the case of the other Named Officers, the P&O Committee reviews, and approves awards based on, the recommendations of the Global Human Resources function and the CEO.

Stock Option Grants. During 2009, stock option grants to Colgate’s Named Officers were either at or above the guideline award level, due to high individual, business unit and/or Company performance. See column (j) of the “Grants of Plan-Based Awards” Table on page 32 for the number of stock options granted to the Named Officers in 2009. For a discussion of the stock option grant to the CEO, see page 27.

Performance-Based Restricted Stock Awards

Award Opportunities. Performance-based restricted stock awards are made to executive officers, including the Named Officers, under the stockholder-approved EICP Plan.

Each Named Officer is assigned a restricted stock award opportunity, expressed as a percentage of the mid-point of the salary range for his grade level, by the P&O Committee at the beginning of a three-year measurement cycle. As noted above, for the 2007–2009 cycle, each Named Officer received an additional award opportunity to address the elimination of the annual grant of time-vested restricted stock. At the conclusion of each three-year cycle, actual performance is measured against pre-established performance goals that are set by the P&O Committee at the beginning of the cycle. The award value is calculated in dollars and then converted into restricted stock awards by dividing the dollar value by the then-current share price. As with bonuses, the P&O Committee has discretion to adjust the calculated awards downward, but not upward. Awards are made in the form of restricted stock units, which are subject to a three-year vesting period during which time the recipient must remain employed by the Company unless he or she is eligible for retirement. At the conclusion of the vesting period, awards are distributed in the form of shares of common stock. The combination of this additional three-year vesting period with the original three-year performance period underscores the long-term focus of this award program.

As noted above, assigned award opportunities are set as a percentage of the mid-point of the salary range for the executive’s grade level and are expressed in dollars. For the 2007–2009 measurement cycle, Mr. Cook’s assigned award opportunity was 285% of his salary grade midpoint, and the assigned award opportunity for the other Named Officers ranged from 115% to 125% of salary grade midpoint. Depending upon performance against the pre-established measures discussed below, including a supplemental measure based on total shareholder return versus peers, actual award payouts range from zero, if performance falls below a certain level, to a maximum of two times the assigned award opportunity.

Performance Measures and Award Payouts. The primary performance measures used are growth in compounded annual net sales and earnings per share over the three-year measurement period. The earnings-per-share measure is subject to the same required adjustments applicable to the annual incentive awards discussed on page 22. The two measures of net sales and earnings-per-share growth were chosen based on the Company’s view that together they reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to shareholders.

A “Profitable Growth Matrix,” approved by the P&O Committee for each performance cycle, sets forth the percentage of the assigned award opportunity that will be paid for various levels of compounded annual growth in net sales and earnings per share over the three-year measurement period. The payout levels reflected in the Profitable Growth Matrix are selected to support the sales and earnings-per-share goals that the Company has set for itself in its multi-year strategic plan. For the 2007–2009 cycle, a payout at 100% of the assigned award opportunity required compounded annual growth in net sales and Base Business Earnings-Per-Share over the three-year period of 6% and 11%, respectively. Actual compounded annual growth in net sales and Base Business Earnings Per Share for the 2007-2009 cycle were 7.8% and 14.5%, respectively. This resulted in awards at 142.3% of the assigned award opportunity, prior to the supplemental award based on total shareholder return described below.

Beginning in 2008, a supplemental award based on total shareholder return versus peers over the same three-year period was added to include a relative performance measure. If the Company’s total shareholder return during the period, defined as stock price appreciation plus dividends accrued, is one of the top two when compared with the total shareholder return of the five companies making up the Industry Peer Group plus the Company, a supplemental award equal to 25% of an individual’s assigned award opportunity may be made. For the 2007–2009 cycle, the Company’s total shareholder return was the highest in the Industry Peer Group.

Given the Company’s performance in terms of actual growth in earnings per share, net sales and total shareholder return for the 2007–2009 cycle, as set forth above, restricted stock awards to the Named Officers for this cycle were 167.3% of their individual assigned award opportunities. (See note 2 to the Grants of Plan-Based Awards Table on page 32 for the number of restricted shares granted to each Named Officer in respect of the 2007–2009 cycle.)

Since awards for the 2007–2009 cycle were granted in February 2010, after results for the 2007–2009 period were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table on page 29, which reflects awards granted during 2009, 2008 and 2007. The percentage payout versus assigned award opportunities for the Named Officers for the award cycles that are reflected in column (e) of the Summary Compensation Table was 162.4% for the 2006–2008 cycle, 124.7% for the 2005–2007 cycle and 63.2% for the 2004–2006 cycle. The same performance measures described above applied for these prior cycles, other than the new supplemental measure of comparative total shareholder return, which applied only to the 2006–2008 cycle. The variability in payout percentage among the cycles reflects the Company’s philosophy that awards to executives should vary based on the degree to which performance objectives are met or exceeded.

Restricted Stock Terms. The above restricted stock awards vest and are distributed as shares of common stock three years from the date of the award. Awards are forfeited if the recipient terminates his or her employment with the Company, other than through retirement, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including restricted stock awards, see pages 43 to 44. Recipients of restricted stock awards do not have voting rights or receive dividends until the awards vest. During the vesting period, since the performance goals for the applicable measurement cycle have been met, even though the award is subject to a further vesting requirement, dividend equivalents in the form of additional restricted stock accrue at the same rate that dividends are paid on the Company’s common stock, to be distributed as shares together with the underlying award.

Other Awards

The P&O Committee has the authority under the EICP Plan to make additional discretionary awards of cash, common stock, restricted stock or a combination thereof. Using this discretion, the P&O Committee in 2010 granted awards of 2,325 and 2,055 shares of restricted stock to Messrs. Patrick and Hendry, respectively, with respect to services performed in 2009, to address a reduction in their maximum award opportunities under the annual incentive program beginning in 2008. Also, in 2009, the P&O Committee granted awards of 20,000, 20,000 and 10,000 shares of restricted stock to Messrs. Patrick, Garcia and Hendry, respectively, to recognize the contribution of these executives and to help ensure their continued service to the Company.

Stock Ownership Guidelines

To further align the interests of the Company’s officers with those of its stockholders and ensure a long-term perspective, the Board has established minimum stock ownership guidelines for members of senior management. The CEO is required to own Colgate stock equal in value to five times his annual salary, and the other Named Officers must hold Colgate stock in amounts equal to three times their annual salaries. Other senior managers of the Company are subject to ownership requirements of one or two times their annual salary. Executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers are in compliance with this policy.

While the Company does not currently have a policy that prohibits purchasing Company shares on margin, corporate officers, including the Named Officers, and directors are required to consult with the Company’s Global Legal Organization before engaging in any transaction involving the purchase or sale of Colgate securities (including the exercise of stock options or entry into hedging transactions). During 2009, none of the Named Officers engaged in hedging transactions or purchased Colgate shares on margin.

Chief Executive Officer Compensation

Total Compensation

In 2009, the P&O Committee worked with F.W. Cook & Co., its independent compensation consultant, to determine the appropriate level of direct compensation for Mr. Cook in 2009, based on Mr. Cook’s and overall Company performance. Based on this review, which also took into account Colgate’s compensation philosophy, competitive data from the Comparison Group and market trends, the P&O Committee determined not to make any changes to Mr. Cook’s salary or annual or long-term incentive targets. The P&O Committee concluded that the compensation program established in 2008, a year in which the Company, under Mr. Cook’s leadership, achieved strong financial and business performance despite a very challenging external environment, continued to be appropriate to hold Mr. Cook accountable for the successful operation of the Company.

Accordingly, as in 2008, Mr. Cook’s target direct compensation (salary, annual bonus and long-term incentives) was set at the median of the Comparison Group for 2009, with the possibility of above-median compensation based on exceptional performance and below median compensation if performance fell below expectations. In addition, for 2009, the P&O Committee decided to set the cash portion of Mr. Cook’s target direct compensation (salary and annual bonus) below median and the long-term equity incentive portion (stock options and restricted stock) above median to ensure a strong link between pay and long-term performance. In making these determinations, the P&O Committee worked together with the other independent directors of the Board.

The Company’s performance in the three-year performance cycle ending in 2009, as measured by net sales, earnings per share and total shareholder return, was in the upper quartile of both the Industry Peer Group and the Comparison Group as was the Company’s earnings per share in 2009. Accordingly, since these measures drive the Company’s compensation programs, Mr. Cook’s actual direct compensation for 20092 was above median, at the 71st percentile of the Comparison Group, with 70% of this compensation consisting of long-term incentive pay. Each separate element of Mr. Cook’s compensation is discussed below.

As noted above, in setting Mr. Cook’s target compensation during this period, the P&O Committee consulted with its independent compensation consultant. Mr. Cook had no role in setting his own compensation.

Salary

The P&O Committee determined in July 2009 to maintain Mr. Cook’s annual salary at its 2008 level of $1,150,000. Consistent with the decision of the P&O Committee noted above to emphasize long-term equity incentives over cash compensation, Mr. Cook’s salary is below the median of salaries for CEOs in the Comparison Group.

Annual Bonus

For 2009, Mr. Cook’s assigned annual bonus award opportunity was 150% of his base salary, which is below the median of the Comparison Group for the reasons discussed above. Like the other Named Officers, the CEO’s annual bonus is formula-driven, and is payable based upon the strength of earnings-per-share growth achieved by the Company, subject to the P&O Committee’s discretion to adjust the award downward. As discussed on page 23, since Base Business Earnings-Per-Share growth in 2009 exceeded the level necessary under the pre-established formula to generate maximum awards to the Named Officers with corporate-wide responsibilities, Mr. Cook’s award was capped at the maximum level of 300% of his base salary.

Long-Term Incentives

Consistent with the P&O Committee’s decision discussed above to set the long-term equity incentive portion of Mr. Cook’s compensation above the median of the Comparison Group to ensure a strong link between pay and long-term performance, the awards discussed below were above median.

Stock Options. In September 2009, Mr. Cook received 355,000 stock options under the Stock Option Award program described above, due to high individual and Company performance. This award was consistent with the pre-established guideline.

Performance-Based Restricted Stock Awards. For the 2007–2009 performance cycle, Mr. Cook’s assigned restricted stock award opportunity was 285% of his salary grade midpoint. Like the other Named Officers, the CEO’s restricted stock award is formula-driven and is payable based upon the strength of compounded annual growth in net sales and earnings per share over a three-year measurement period and the Company’s total shareholder return as compared to its peers, subject to the P&O Committee’s discretion to adjust the award downward. In February 2010, Mr. Cook was granted 65,977 shares of restricted stock, or 167.3% of his assigned award opportunity, which is subject to a further three-year vesting requirement as described above. As is the case for all other Named Officers, as discussed on page 25, this award was above the assigned award opportunity due to the Company’s strong sales and earnings performance over the 2007–2009 performance cycle and achievement of the highest total shareholder return of the Industry Peer Group during that period.

[2]

The discussion of Mr. Cook’s direct compensation is based on Mr. Cook’s 2009 salary, bonus paid with respect to 2009, and restricted stock award for the 2007–2009 award cycle, consistent with the way the P&O Committee analyzed Mr. Cook’s compensation. Column (e) of the Summary Compensation Table for 2009 does not include the 2007–2009 restricted stock award granted in February 2010 but rather the 2006–2008 restricted stock award granted in February 2009, in accordance with SEC rules.

Conclusion

In summary, the Company believes that strong executive performance is vital to strong Company performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased compensation when performance objectives are exceeded, provided that there is appropriate downward adjustment if performance objectives are not met.

P&O Committee Report

The P&O Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Richard J. Kogan (Chair), John T. Cahill (Deputy Chair), Jill K. Conway, David W. Johnson, Delano E. Lewis, J. Pedro Reinhard and Stephen I. Sadove.

Summary Compensation Table

The following table shows the compensation of the Company’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Officers”) for 2009 and, to the extent any of these officers was a “Named Officer” in the prior years, for 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ian Cook	2009	$1,150,000	—	$5,299,596	$4,282,223	$3,450,000	$2,753,575	$225,004	$17,160,398
Chairman of the	2008	$1,075,000	—	$1,769,721	$4,737,369	$3,162,500	$3,291,519	$210,918	$14,247,027
Board, President	2007	$962,500	—	$1,517,212	$3,182,000	$2,475,000	$734,816	$202,141	$9,073,669
and Chief
Executive Officer

Stephen C. Patrick	2009	$761,933	—	$2,433,118	$844,382	$811,545	$2,217,053	$103,741	$7,171,772
Chief Financial	2008	$713,667	—	$453,955	$934,129	$756,000	$1,212,063	$97,843	$4,167,657
Officer	2007	$695,667	—	$488,959	$890,960	$1,025,213	$134,237	$98,921	$3,333,957

Michael J. Tangney	2009	$824,533	—	$1,390,574	$904,695	$806,149	$2,303,434	$112,338	$6,341,723
Vice Chairman	2008	$808,667	—	$631,617	$1,000,853	$610,790	$1,838,787	$106,397	$4,997,111
	2007	$758,958	$174,886	$507,905	$954,600	$952,168	$659,282	$108,074	$4,115,873

Fabian T. Garcia	2009	$736,867	—	$2,408,729	$741,850	$653,417	$79,113	$88,255	$4,708,231
Chief Operating	2008	$716,667	—	$575,211	$814,027	$854,376	$82,604	$78,731	$3,121,616
Officer, Europe,	2007	$663,167	$37,567	$452,129	$763,680	$871,204	$52,545	$47,453	$2,887,745
Global Marketing,
Customer
Development,
Supply Chain and
Technology

Andrew D. Hendry	2009	$677,000	—	$1,827,850	$723,756	$717,150	$117,870	$102,304	$4,165,930
Senior Vice	2008	$656,000	—	$454,265	$800,682	$698,250	$127,918	$96,071	$2,833,187
President, General	2007	$630,333	—	$451,997	$763,680	$933,075	$125,102	$92,554	$2,996,741
Counsel and
Secretary

Notes to the Summary Compensation Table

[1]

Bonus. Cash bonuses are awarded based on specific pre-established performance measures and therefore are generally reported in column (g) under Non-Equity Incentive Plan Compensation. The amounts reflected for Messrs. Tangney and Garcia in column (d) for 2007 represent the portion of their bonus relating to the achievement of non-formulaic individual objectives for 2007, and, for Mr. Tangney, the amount also includes a supplemental award in 2007 relating to the Company’s growth in earnings per share relative to the Industry Peer Group. No amounts are shown in this column with respect to 2008 or 2009 because all Named Officers’ bonuses for 2008 and 2009 were based entirely on pre-established formulaic performance measures.

[2]

Stock Awards. This column reflects the aggregate grant date fair value of restricted stock awards made to the Named Officers in the years reported. The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant, which is the closing stock price on the date of grant. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 24 to 26 of the CD&A and the Grants of Plan-Based Awards Table on page 32.

[3]

Option Awards. This column reflects the aggregate grant date fair value for stock option awards granted to each of the Named Officers in the years reported. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s

(Notes continued on next page)

Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009. For more information regarding these awards, their terms and conditions and the program under which they were made, see page 24 of the CD&A and the Grants of Plan-Based Awards Table on page 32.

[4]

Non-Equity Incentive Plan Compensation. As discussed more fully on pages 22 to 23 of the CD&A, the Named Officers earn cash bonuses under the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”) based on one or more pre-established performance measures. For officers with corporate-wide responsibilities, which include Messrs. Cook, Patrick and Hendry, the performance measure is growth in earnings per share. Officers with divisional responsibilities, such as Messrs. Tangney and Garcia, are assigned net sales and net profit-after-tax targets specific to their divisions as well as other measurable business objectives. These bonuses were awarded and paid after actual financial results for the years for which performance was measured were known early in the following year. See the Grants of Plan-Based Awards Table on page 32 for more information regarding these bonuses.

[5]

Change in Pension Value. This column reflects the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”) and the Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”) from December 31, 2008 to December 31, 2009, December 31, 2007 to December 31, 2008 and December 31, 2006 to December 31, 2007, as applicable. For Messrs. Cook, Patrick and Tangney, whose benefits are calculated under the final average earnings formula discussed beginning on page 37, the year over year changes are attributable to changes in compensation, an increase in years of service with the Company and changes to the discount rate. The discount rates used to determine the present value of the benefits as of December 31, 2009, December 31, 2008, December 31, 2007 and December 31, 2006 were 5.75%, 6.3%, 6.5% and 5.8%, respectively. For more information about the discount rate and how it is calculated, see “Critical Accounting Policies and Use of Estimates” and Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009. In addition, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to the limits described under “Retirement Plans” on page 37. For Messrs. Garcia and Hendry, the year over year changes reflect additional amounts credited to their accounts by application of the PRA Formula, as discussed on page 38. Since the Company does not pay above-market or preferential earnings on balances under its non-qualified deferred compensation plans, none are shown here.

[6]

All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amount paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2009 were:

Named Officer	Company Contributions to Savings & Investment 401(k) Plan (a)	Company Contributions to Supplemental Savings & Investment Plan (b)	Value of Company- Paid Life Insurance Premiums	Perquisites and Other Personal Benefits (c)
Ian Cook	$26,522	$139,693	$2,820	$55,969
Stephen C. Patrick	$26,560	$62,861	$2,820	$11,500
Michael J. Tangney	$26,751	$71,267	$2,820	$11,500
Fabian T. Garcia	$27,937	$45,477	$2,746	$12,095
Andrew D. Hendry	$31,492	$56,617	$2,695	$11,500

(a)

This column reflects Company contributions to the Named Officers’ accounts under the Savings and Investment Plan, a broad-based 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Series B Convertible Preference Stock pursuant to the following programs: Company match, retiree medical and life insurance, profit-sharing accounts and additional allocations as a result of participation in the Company’s bonus savings and income

(Notes continued on next page)

savings programs. The amounts shown represent the value of such shares at the time of allocation to the Named Officers’ accounts.

(b)

This column reflects Company contributions to the Colgate-Palmolive Company Supplemental Savings and Investment Plan (“Supplemental Savings and Investment Plan”), a plan available to all U.S. employees who are not able to receive the full Company match pursuant to the Savings and Investment Plan due to certain IRS limits. Amounts contributed by the Company to the Named Officers’ and other employees’ accounts under this plan are equal only to the amount of the Company match in excess of these IRS limits.

(c)

This column consists of: (i) a pre-determined annual allowance available to approximately 800 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives, (ii) personal use of a car and driver for Mr. Cook and (iii) an annual physical exam for Mr. Garcia.

Each of the Named Officers received the pre-determined allowance, described in (i) above, of $11,500 during 2009. The pre-determined allowance may be used as reimbursement for a number of qualified expenditures, including legal, financial or tax counseling. The Company implemented this allowance plan over 15 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Mr. Cook was $44,469. The incremental cost of the personal use of a car and driver was valued as a proportionate amount of the cost of the annual lease, driver and related operating expenses. The incremental cost of the annual physical exam for Mr. Garcia was based on the cost to the Company of providing such services. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, stock options and restricted stock awards that are reflected in the Summary Compensation Table for 2009 and that were granted to the Named Officers either during, or with respect to services rendered in, 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Ian Cook	2/26/09				$1,076,873	$3,263,250	$6,526,500				$5,299,596
	9/10/09								355,000	$73.23	$4,282,223
	2/25/10	$862,500	$1,725,000	$3,450,000

Stephen C. Patrick	2/26/09				$217,074	$657,800	$1,315,600				$1,068,298
	2/26/09							20,000			$1,186,800
	2/26/09							3,000			$178,020
	9/10/09								70,000	$73.23	$844,382
	2/25/10	$297,567	$541,030	$811,545

Michael J. Tangney	2/26/09				$282,563	$856,250	$1,712,500				$1,390,574
	9/10/09								75,000	$73.23	$904,695
	2/25/10	$202,811	$579,460	$1,158,920

Fabian T. Garcia	2/26/09				$248,292	$752,400	$1,504,800				$1,221,929
	2/26/09							20,000			$1,186,800
	9/10/09								61,500	$73.23	$741,850
	2/25/10	$181,986	$519,960	$1,039,920

Andrew D. Hendry	2/26/09				$217,074	$657,800	$1,315,600				$1,068,298
	2/26/09							10,000			$593,400
	2/26/09							2,800			$166,152
	9/10/09								60,000	$73.23	$723,756
	2/25/10	$262,955	$478,100	$717,150

Notes to the Grants of Plan-Based Awards Table

[1]

The amounts shown represent the threshold, target and maximum payouts for annual performance-based cash bonuses under the EICP Plan with respect to services rendered in 2009. The threshold, target and maximum payouts are based on performance against the pre-established financial and business measures. The actual amounts awarded are reported in column (g) of the Summary Compensation Table on page 29. See pages 22 to 23 of the CD&A for a description of the Company’s annual incentive program, including the above-mentioned performance measures.

[2]

The amounts shown represent the dollar value of threshold, target and maximum award opportunities for performance-based restricted stock awards pursuant to the EICP Plan for the 2006—2008 measurement cycle. As described in more detail on pages 24 to 25 of the CD&A, such restricted stock awards are made based on the strength of compound annual growth in both net sales and earnings per share over a three-year measurement period. Award opportunities are expressed in dollars and are converted into shares based on the fair market value of the Company’s common stock on the date of grant. Actual awards based on the award opportunities shown above were made in February 2009 following the completion of the 2006—2008 measurement period, and the number of shares granted to the Named Officers, which was 162.4% of their target award opportunities, was as follows: Mr. Cook—89,309; Mr. Patrick—18,003; Mr. Tangney—23,434; Mr. Garcia—20,592; and Mr. Hendry—18,003. The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table on page 29.

Performance-based restricted stock awards based on the award opportunities discussed in the CD&A were made in February 2010 following the completion of the 2007—2009 measurement period, and the number of shares granted to the Named Officers, which was 167.3% of their target award opportunities, was as follows: Mr. Cook—65,977; Mr. Patrick—15,558; Mr. Tangney—17,715; Mr. Garcia—15,558; and

(Notes continued on next page)

Mr. Hendry—13,589. See pages 24 to 26 of the CD&A for a description of the 2010 awards and the performance-based restricted stock program, including the material terms and conditions of awards and applicable performance measures.

[3]

The amounts shown represent restricted stock awards (i) made to Messrs. Patrick and Hendry with respect to services performed in 2008 to address a reduction in their maximum award opportunities under the annual incentive compensation program and (ii) made to Messrs. Patrick, Garcia and Hendry to recognize their contributions and to help ensure their continued service to the Company, in each case as described on page 26 of the CD&A. The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table on page 29.

[4]

The amounts shown represent stock option awards granted in 2009 under the stockholder-approved Colgate-Palmolive Company 2005 Employee Stock Option Plan. The key terms of the Company’s stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s common stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

[5]

This column shows the grant date fair value of: (i) the actual restricted stock awards for which the estimated payout range is described in columns (f) through (h) of this table; and (ii) the restricted stock and stock option awards shown in columns (i) and (j) of this table, respectively. The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant, which is the closing stock price on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options and restricted stock awards held by the Named Officers as of December 31, 2009.

	Option Awards[1]					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3,4]	Market Value of Shares or Units of Stock That Have Not Vested ($)[5]
(a)		(b)	(c)	(e)	(f)	(g)	(h)

Ian Cook	9/14/00	53,440	—	$48.06	9/14/10	226,387	$18,597,692
	5/3/01	30,000	—	$55.75	5/3/11
	9/17/01	90,000	—	$56.68	9/17/11
	11/05/01	23,494	—	$58.70	9/14/10
	9/12/02	95,000	—	$55.11	9/12/12
	9/9/04	100,000	—	$54.40	9/9/10
	9/8/05	150,000	—	$53.46	9/8/11
	9/7/06	165,000	—	$60.68	9/7/12
	9/12/07	166,666	83,334	$68.15	9/12/13
	9/11/08	118,333	236,667	$79.52	9/11/14
	9/10/09	—	355,000	$73.23	9/10/15

Stephen C. Patrick	9/14/00	57,500	—	$48.06	9/14/10	54,751	$4,497,795
	9/17/01	62,000	—	$56.68	9/17/11
	9/12/02	68,000	—	$55.11	9/12/12
	9/9/04	61,200	—	$54.40	9/9/10
	9/8/05	65,000	—	$53.46	9/8/11
	9/7/06	67,000	—	$60.68	9/7/12
	9/12/07	46,666	23,334	$68.15	9/12/13
	9/11/08	23,333	46,667	$79.52	9/11/14
	9/10/09	—	70,000	$73.23	9/10/15

Michael J. Tangney	9/14/00	40,000	—	$48.06	9/14/10	39,453	$3,241,064
	9/17/01	70,000	—	$56.68	9/17/11
	2/8/02	18,574	—	$54.07	9/14/10
	9/12/02	75,000	—	$55.11	9/12/12
	9/9/04	67,500	—	$54.40	9/9/10
	9/8/05	67,500	—	$53.46	9/8/11
	9/7/06	72,000	—	$60.68	9/7/12
	9/12/07	50,000	25,000	$68.15	9/12/13
	9/11/08	25,000	50,000	$79.52	9/11/14
	9/10/09	—	75,000	$73.23	9/10/15

Fabian T. Garcia	9/9/04	47,000	—	$54.40	9/9/10	67,064	$5,509,308
	9/8/05	52,000	—	$53.46	9/8/11
	9/7/06	56,000	—	$60.68	9/7/12
	9/12/07	40,000	20,000	$68.15	9/12/13
	9/11/08	20,333	40,667	$79.52	9/11/14
	9/10/09	—	61,500	$73.23	9/10/15

Andrew D. Hendry	9/17/01	47,500	—	$56.68	9/17/11	43,790	$3,597,349
	9/12/02	47,500	—	$55.11	9/12/12
	9/8/05	52,000	—	$53.46	9/8/11
	9/7/06	56,800	—	$60.68	9/7/12
	9/12/07	40,000	20,000	$68.15	9/12/13
	9/11/08	20,000	40,000	$79.52	9/11/14
	9/10/09	—	60,000	$73.23	9/10/15

(Notes appear on next page)

Notes to the Outstanding Equity Awards Table

[1]

The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2009. The values shown are calculated based on the difference between the closing price of the Company’s common stock on December 31, 2009 and the applicable exercise prices.

Named Officer	Value of Unexercised In-the-Money Options at Fiscal Year-End
	Exercisable ($)	Unexercisable ($)
Ian Cook	21,292,460	4,955,710
Stephen C. Patrick	11,094,856	1,073,810
Michael J. Tangney	11,818,028	1,150,500
Fabian T. Garcia	4,612,186	935,534
Andrew D. Hendry	5,818,699	920,400

[2]	The stock option awards shown in this column will vest as follows:

Named Officer	9/10/10	9/11/10	9/12/10	9/10/11	9/11/11	9/10/12
Ian Cook	118,333	118,333	83,334	118,333	118,334	118,334
Stephen C. Patrick	23,333	23,333	23,334	23,333	23,334	23,334
Michael J. Tangney	25,000	25,000	25,000	25,000	25,000	25,000
Fabian T. Garcia	20,500	20,333	20,000	20,500	20,334	20,500
Andrew D. Hendry	20,000	20,000	20,000	20,000	20,000	20,000

[3]	The amounts shown include dividend equivalents in the form of additional shares of restricted stock that have accrued during the applicable vesting period.

[4]	The restricted stock awards shown in this column will vest as follows:

Named Officer	2/26/10	3/1/10	9/12/10	10/6/10	12/1/10	2/26/11	2/27/11	9/7/11	2/26/12	2/26/14
Ian Cook	—	8,443	13,576	—	83,265	—	22,343	—	87,248	—
Stephen C. Patrick	975	3,309	3,807	—	—	975	5,733	—	38,535	—
Michael J. Tangney	—	3,307	4,077	—	—	—	7,974	—	22,893	—
Fabian T. Garcia	—	3,396	3,334	5,000	—	—	7,424	5,000	20,592	20,000
Andrew D. Hendry	910	3,315	3,258	—	—	910	5,727	—	28,471	—

[5]	The market value of unvested restricted stock is calculated based on the closing price of the Company’s common stock on December 31, 2009.

2009 Option Exercises and Vesting of Previously Granted Restricted Stock Awards

The following table contains information about the number of shares acquired and value realized (including dividends accrued during the vesting period) during 2009 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)

Ian Cook	219,572	$2,013,420	19,366	$1,310,610

Stephen C. Patrick	—	—	7,688	$513,215

Michael J. Tangney	206,734	$3,247,681	7,999	$535,774

Fabian T. Garcia	122,000	$964,090	6,672	$432,299

Andrew D. Hendry	172,198	$2,251,008	9,981	$681,155

Notes to the Option Exercises and Stock Vested Table

[1]

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price of the stock option.

[2]	The aggregate dollar amount realized upon the vesting of restricted stock awards is calculated based on the fair market value of the Company’s common stock on the vesting date of each award.

Retirement Plans

The Named Officers are participants in and will receive retirement benefits under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”), a broad-based, tax-qualified retirement plan available generally to all U.S. employees, and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”), a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides only for payment of the portion of the Retirement Plan benefit that exceeds these IRS limits. These plans are generally designed to provide the Company’s long-service, retiring employees with fair and adequate replacement income based on then-prevailing market practice. The level of retirement benefits provided to employees and the cost to the Company of providing such benefits are targeted at the median level for similar programs at peer companies.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989. Currently, a substantial majority of the Company’s eligible employees’ benefits are determined in accordance with the PRA formula.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to maintain the Retirement Plan’s benefit under the “final average earnings” formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election receive at retirement the greater of: (i) the benefit under the “final average earnings” formula or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired on or after July 1, 1989, receive at retirement the benefit under the PRA formula. The “final average earnings” and PRA formulas are described in more detail below.

For employees who receive the benefit under the “final average earnings” formula, under the Retirement Plan and Supplemental Retirement Plan, the normal retirement age is 65, with early retirement available at age 55, if the applicable employee has been employed by the Company for ten years. The benefit payable upon early retirement is reduced by one-third of one percent for each month a person retires before age 60 and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. For employees who receive the benefit under the PRA formula, the benefit payable upon the employee’s departure from the Company at any age is the amount in the employee’s account, provided the employee is vested in the benefit, as described in more detail below.

Total annual retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement plus executive incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. Benefits are subject to an offset for Social Security and certain other amounts. In addition, in February 2010, the Company amended the Supplemental Retirement Plan to further limit the benefits payable thereunder such that a participant’s aggregate benefits under the Retirement Plan and the Supplemental Retirement Plan, as currently calculated and projected, may not exceed a cap of $20 million when expressed as a lump sum. Such cap will be increased at an annual rate of 6% commencing in 2010. If an employee dies during retirement, the employee’s spouse is entitled to receive a monthly pension equal to 50% of the employee’s normal monthly retirement benefit for life. For approximately 450 employees, including the Named Officers, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life, if the employee dies during retirement. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula

Messrs. Cook, Patrick and Tangney made the one-time election in 1989 described above and, accordingly, will receive the greater of the “final average earnings” formula or PRA formula. Benefits under the “final average earnings” formula are computed by multiplying “final average earnings” by the product of years of service and 1.8%. “Final average earnings” is defined as the average of an individual’s highest “recognized earnings” for any three consecutive years during the ten years immediately preceding retirement. “Recognized earnings” for a particular year are set on February 1 each year, and consist of (i) the higher of the salary earned by an employee during the previous year or his or her annual salary as of the year in question and (ii) the annual bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock awards or stock options. Employees retiring under the “final average earnings” formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum value is calculated by projecting the annual benefit payable over the actuarially determined life of the participant and spouse, if applicable, and discounting each year’s benefit back to the present using currently prevailing interest rates. This amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. Any residual value over the limitation applicable to the lump sum will be paid in the form of an annuity.

PRA Formula

Eligible employees hired on or after July 1, 1989, and those hired before such date who did not make the one-time election referred to above, will receive at retirement the benefit under the PRA formula. Mr. Garcia, who joined the Company in August 2003, and Mr. Hendry, who joined the Company in 1991, will each receive benefits under the PRA formula. Benefits under the PRA formula are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the “final average earnings” formula or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. Thereafter, monthly pay-based credits accumulate in the employee’s account. These credits equal a percentage of the employee’s monthly recognized earnings determined in accordance with the following formula:

Years of Service	Up to 1/48 of Social Security Wage Base	Over 1/48 of Social Security Wage Base
0—9	2.50%	3.75%
10—14	3.00%	4.50%
15—19	4.00%	6.00%
20—24	5.35%	8.00%
25 or more	7.50%	11.25%

The employee’s account receives a monthly credit for interest at an annual rate of 2% over the current six-month Treasury bill rate, adjusted quarterly. This rate was 2.17% in the first quarter of 2010 and 2.29% in the first quarter of 2009. The Company also establishes PRA accounts for all eligible employees hired on or after July 1, 1989, which receive monthly credits as described above.

The balance of the employee’s account vests based on his or her years of services as follows: two years—50%; three years—100%. Employees retiring under the PRA formula may elect that their retirement benefit under the Supplemental Retirement Plan be paid in a lump sum. If such request is made, the full benefit will be paid in a lump sum. Otherwise, benefits earned through December 31, 2004 will follow the form of benefit elected under the Retirement Plan and benefits earned after December 31, 2004 will be paid in a lump sum.

Pension Benefits

The following table shows the actuarial present value of each Named Officer’s total accumulated benefit as of December 31, 2009 under the current terms of the Retirement Plan and Supplemental Retirement Plan, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement.

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)[2]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Ian Cook	Retirement Plan	33.83	$1,826,831	—
	Supplemental Retirement Plan	33.83	$18,173,169	—
			$20,000,000	—

Stephen C. Patrick	Retirement Plan	27.17	$1,397,097	—
	Supplemental Retirement Plan	27.17	$8,605,133	—
			$10,002,230	—

Michael J. Tangney	Retirement Plan	38.25	$1,739,749	—
	Supplemental Retirement Plan	38.25	$12,937,588	—
			$14,677,337	—

Fabian T. Garcia	Retirement Plan	6.25	$55,199	—
	Supplemental Retirement Plan	14.92[3]	$269,262 [3]	—
			$324,461	—

Andrew D. Hendry	Retirement Plan	18.83	$252,010	—
	Supplemental Retirement Plan	18.83	$802,986	—
			$1,054,996	—

Notes to the Pension Benefits Table

[1]	Except as described in footnote 3 below, the years in this column represent the actual years worked for Colgate by the Named Officers as of December 31, 2009.

[2]

For Messrs. Cook, Patrick and Tangney, the amounts shown were calculated assuming credited service and final average earnings, as described above, as of December 31, 2009 and an estimated discount rate of 5.75%. Accrued benefits were assumed to be payable at the earliest age at which each Named Officer is eligible to retire under each plan without any benefit reduction due to age. In addition, as noted above, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to a cap of $20 million, with such cap to be increased at an annual rate of 6%. Based on their respective ages and years of service at December 31, 2009, Messrs. Cook, Patrick and Tangney were eligible for retirement with full benefits. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2009, see Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

For Messrs. Garcia and Hendry, the amounts shown reflect the value of their retirement benefits as of December 31, 2009 under the PRA formula described above.

As noted above, the Named Officers may request that a portion of their benefit under the Supplemental Retirement Plan be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2009 would be as follows: Mr. Cook—$4,724,503; Mr. Patrick—$5,220,065; and Mr. Tangney—$6,159,469. Any residual value over the limitation on the lump sum value would be paid in the form of an annuity. Mr. Garcia and Mr. Hendry are eligible to receive their full benefit of $324,461 and $1,054,996, respectively, in a lump sum under the PRA formula.

[3]

For Mr. Garcia, the amount shown includes an enhancement to his years of credited service of 8.67 years that the Company agreed to give him upon his joining the Company to compensate him for forfeited benefits that he had earned in his previous employment. This enhancement resulted in an incremental benefit to Mr. Garcia of $50,036.

Deferred Compensation Plan

Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the Internal Revenue Service, which, for amounts deferred in 2009, equaled 3.57% and 5.10% for mid- and long-term rates, respectively. Mid- or long-term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to 10 annual installments. If a participant is less than 55 years old and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Patrick has elected to participate in the Deferred Compensation Plan (with respect to compensation earned prior to 2009), and information about earnings on his deferrals is included in the Nonqualified Deferred Compensation Table on page 41.

Supplemental Savings & Investment Plan

Employees, including the Named Officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under tax-qualified plans, such as the Savings and Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings and Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions that cannot be made under the Savings and Investment Plan due to certain federal tax limits. Under the Savings and Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 37), subject to a maximum amount of recognized earnings under applicable federal tax regulations of $245,000 in both 2010 and 2009. A participant may elect to receive the supplemental contribution in cash at the end of the calendar year or defer the amount into the Supplemental Savings and Investment Plan. Any deferred amounts earn interest calculated on the same basis as under the Deferred Compensation Plan described above, except for any deferrals made for 2002 and prior years, which will realize investment results based on the performance of the Company’s common stock and are distributed in shares of the Company’s common stock. Deferred amounts are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Nonqualified Deferred Compensation

The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Deferred Compensation Plan and the Supplemental Savings and Investment Plan as of December 31, 2009.

Name	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)[1]	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
(a)		(b)	(c)	(d)	(e)	(f)

Ian Cook	$139,886	—	—	$11,191	—	$151,077

Stephen C. Patrick	$451,095	—	—	$22,272	$106,907 [4]	$366,460

Michael J. Tangney	$868,305	—	$71,267	$61,648	—	$1,001,220

Fabian T. Garcia	$80,098	—	—	$4,614	—	$84,712

Andrew D. Hendry	$725,105	—	$56,617	$51,921	—	$833,643

Notes to the Nonqualified Deferred Compensation Table

[1]

These amounts represent Company contributions under the Supplemental Savings and Investment Plan during 2009, which Messrs. Tangney and Hendry elected to defer into the Supplemental Savings and Investment Plan. Messrs. Cook, Patrick and Garcia each elected to receive their supplemental contributions of $139,693, $62,861 and $45,477, respectively, in cash. The Company’s 2009 contributions under the Supplemental Savings and Investment Plan for each Named Officer were also included in compensation reported in column (i) of the Summary Compensation Table on page 29.

[2]

These amounts represent the interest credited to each Named Officer during 2009 for amounts previously deferred under the Supplemental Savings and Investment Plan and, in the case of Mr. Patrick, the Deferred Compensation Plan. For information regarding the calculation of interest earnings on these amounts, see page 40.

[3]

To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings and Investment Plan) or the Company’s contribution (under the Supplemental Savings and Investment Plan), as applicable.

[4]	This amount represents the portion of Mr. Patrick’s cash bonus granted in March 2004 which Mr. Patrick elected to defer until March 2009 plus applicable interest.

Executive Severance and Other Termination Benefits

The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to renewal every three years by the Board. During its most recent review of the Severance Plan in June 2007, the P&O Committee and the Board determined to reduce the maximum amount of severance payable under the plan from 36 months of compensation to 24 months, eliminated the tax gross-up provision in the plan and limited compensation under the plan to a level that maintains deductibility by the Company under Section 280G of the Internal Revenue Code.

Severance Plan

Change in Control. The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan (24 months) based on grade level and years of service, subject to individual negotiation from time to time in the case of new hires.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 150 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a diminution in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive an amount equal to (i) 24 months of compensation (defined as base salary as of the termination date plus his highest bonus award within the last five years), plus (ii) the present value of additional retirement plan accruals the participant would have received had he remained employed until the end of the severance period, or age 65, if earlier, plus (iii) the continuation of medical, dental and life insurance benefits during the severance period. No severance payments are required if a Named Officer is terminated for “cause”, which is defined as willful and continued failure to substantially perform his duties or gross misconduct that is materially and demonstrably injurious to the Company.

Generally under the plan, a “change in control” is deemed to occur if: (a) any person, entity or group acquires 20% or more of the Company’s outstanding shares of common stock or voting securities (other than securities acquired directly from the Company); (b) a majority of the board of directors as of the effective date of the Severance Plan are replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (c) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (d) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause a Named Officer to exceed the statutory limit and subject him to tax under Section 4999 of the Internal Revenue Code, then the Named Officer would receive a reduced amount.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change in control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year.

Termination for Company Convenience. Whether or not a change in control has occurred, if the Company terminates the employment of a Named Officer at the Company’s convenience other than for cause, the Company will pay in a lump sum an amount between 12 and 24 months of the Named Officer’s base salary and continue to pay certain medical, dental and life insurance benefits for the same period. For employees who are eligible to receive benefits under the “final average earnings” formula described on page 37, the severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The

Company is not required to make these payments if it terminates a Named Officer’s employment for “cause” (as defined above) or if such officer voluntarily terminates his employment.

Other Change-in-Control Arrangements

Other arrangements relating to a change-in-control in the Company’s benefit plans are as follows.

•

Equity Awards. Under the Company’s stock option plans, stock options held by employees and non-employee directors that are not yet exercisable become exercisable upon a change in control. Unvested restricted stock awards are considered earned in full and non-forfeitable (i) in the case of performance-based awards, upon a change in control, and (ii) in the case of all other awards, upon a Qualified Termination of employment (as defined above under “Severance Plan”).

•

Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings and Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings and Investment Plan, see page 40.

•

Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Death and Disability Benefits

The Company provides additional benefits to approximately 1,000 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 38) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer’s spouse is not living and his dependent children are under the age of 23, the benefit is paid to them until they reach age 23, or until the employee would have reached age 65, whichever is earlier.

Under the Long-term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled at or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits

For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 37 to 41. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 1,000 employees, including the Named Officers, who have at least 10 years of service at retirement and have elected a minimum amount of life insurance coverage for the five years immediately preceding retirement, can qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance plan for retirees.

Equity Awards

The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

•	Death, Disability or Retirement. All unvested restricted stock awards, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule, except, in the case of retirement, for special retention awards that are subject to continued employment. All outstanding stock options, whether or not previously exercisable, will be exercisable for a period of three years from the death, disability or retirement, as applicable, or until the end of the original term of the option, whichever is shorter.

•

Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock awards and stock options and whether the employee would have been eligible for retirement. If the employee would have been eligible for retirement during the severance period, equity awards are treated as outlined under “Death, Disability or Retirement” above. If not, any unvested restricted stock awards that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule. Any unvested stock options that would have vested during the severance period will be vested upon termination and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock awards and stock options will be forfeited.

•	Termination for Cause. Unvested restricted stock awards and both vested and unvested stock options are forfeited.

•

Resignation. Unvested restricted stock and unvested stock option awards are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.

•	Change-in-Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on page 43.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each Named Officer upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2009. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change-in-control.

	Change-In-Control		Involuntary Termination

Name	Without Qualified Termination[1]	With Qualified Termination[2]	With Cause	Without Cause[3]	Resignation	Death[4,5]	Disability[5,6]	Retirement[7]

Ian Cook	—	$9,032,990	—	—	—	$4,149,820	$8,271,183	—

Stephen C. Patrick	—	$3,622,134	—	—	—	$1,514,893	$2,747,077	—

Michael J. Tangney	—	$3,935,615	—	—	—	$32,418	$3,702,874	—

Fabian T. Garcia	—	$2,446,626	—	$760,677	—	$3,272,538	$5,949,894	—

Andrew D. Hendry	—	$3,463,169	—	$1,050,271	—	$881,479	$2,944,802	—

[1]

Change-in-Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment (as defined above under “Severance Plan”), he would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and performance-based restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” beginning on page 43. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2009 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$2,548,960. The estimated value of restricted stock awards that would be accelerated was calculated based on the closing price of the Company’s common stock on December 31, 2009. The estimated value of the stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s common stock on December 31, 2009, and the applicable exercise price.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual EICP cash bonus for the year in which the change in control occurs (reported as of year-end 2009 in column (g) of the Summary Compensation Table on page 29).

•

Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2009 in column (f) of the Nonqualified Deferred Compensation Table on page 41).

[2]

Change-in-Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described on page 42: (i) severance payments, (ii) the value of accruals under Company retirement plans during the severance period and (iii) continuation of medical, dental and life insurance benefits during the severance period. The value of retirement accruals was calculated based on the difference between the present value of additional retirement plan accruals that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table on page 39.

The additional medical, dental and life insurance benefit was valued based on the aggregate premiums paid by the Company for the applicable severance period. The amounts shown for Messrs. Cook and Garcia reflect a reduction in their severance benefit to an amount that maintains tax deductibility by the Company. The applicable reduction in severance benefit was calculated using guidelines set forth in

(Notes continued on next page)

Section 280G of the Internal Revenue Code. In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” beginning on page 43.

All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2009 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$7,467,681; Mr. Patrick—$1,673,478; Mr. Garcia—$6,444,842; and Mr. Hendry—$836,698. For the assumptions used to calculate these amounts, see note 1 above.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual EICP cash bonus for the year in which the change in control occurs (reported as of year-end 2009 in column (g) of the Summary Compensation Table on page 29).

•

Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table on page 39) and any amounts previously deferred by them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2009 in column (f) of the Nonqualified Deferred Compensation Table on page 41).

[3]

Involuntary Termination without Cause. Messrs. Cook, Patrick and Tangney are not eligible for severance in the event of termination for Company convenience under the Severance Plan because they are eligible for retirement with full benefits under the “final average earnings” formula described on page 37. This column shows the severance payment and the continuation of medical, dental and life insurance benefits during the severance period that would be payable to Messrs. Garcia and Hendry. For the assumptions used to calculate the additional retirement and insurance benefits, see note 2 above.

In addition to the amounts shown in this column, certain previously granted and unvested equity awards would be allowed to vest if they would have otherwise vested before the end of the severance period, as described under “Termination for Company Convenience” on page 42. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2009 for awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$7,467,681 and Mr. Garcia—$1,552,083. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 29), his performance-based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table on page 32, and any amounts previously deferred by him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported in the Nonqualified Deferred Compensation Table on page 41).

[4]

Death. This column consists of a spousal annuity, the actuarial present value of which is calculated based on the lump sum of all of the annuities payable until the Named Officer would have reached 65. The amounts shown were calculated assuming an interest rate of 5.75%.

[5]

In addition to the amounts shown in this column, unvested restricted stock awards would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Death, Disability or Retirement” beginning on page 43. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2009 for awards that would continue to vest for the applicable Named Officers is as follows: Mr. Cook—$7,467,681; Mr. Patrick—$1,673,478; Mr. Garcia—$6,444,842; and Mr. Hendry—$836,698. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named

(Notes continued on next page)

Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 29) and his performance-based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table on page 32).

[6]

Disability. This column consists of the actuarial present value of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 43. The amounts shown were calculated assuming an interest rate of 5.75%.

[7]

Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. In addition to the amounts shown in this column, unvested restricted stock awards, except those subject to continued employment, would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Death, Disability or Retirement” beginning on page 43. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. Each Named Officer would be entitled to receive his retirement benefits under the Retirement Plan and Supplemental Retirement Plan, as described on page 37. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 29), his performance-based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table on page 32), and any amounts previously deferred under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported as of year-end in column (f) of the Nonqualified Deferred Compensation Table on page 41) in accordance with the distribution schedule elected by the Named Officer.

Compensation of Directors

Compensation for the non-employee directors is set by the Board at the recommendation of the Nominating and Corporate Governance Committee. The majority of the compensation paid to the non-employee directors is in the form of Colgate equity pursuant to stockholder-approved plans that provide for fixed annual grants, as described below.

In 2009, non-employee director compensation consisted of the following, as applicable:

Annual Fee	2,600 shares of common stock
Meeting Fees	$1,000 for each Board or committee meeting attended
Committee Chairperson Fees	$3,000 for the chair of each committee
$1,500 for the deputy chair of each committee
Stock Option Grant	Options to purchase 4,000 shares of common stock
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program available to U.S. employees as described below

In October 2009, the Nominating and Corporate Governance Committee determined to revise the director compensation program to replace Board and Committee meeting fees and the deputy chair retainer with an annual cash retainer for each director of $25,000. The annual cash retainer is designed to approximate the average of the meeting and deputy chair fees earned by the directors annually under the previous compensation program. This revision to the director compensation program will apply to directors’ compensation beginning in 2010.

Mr. Cook does not receive any compensation or fees for serving on the Board.

Deferral of Fees

Under the Colgate-Palmolive Company Non-Employee Director Stock Plan (the “Director Stock Plan”), approved by the Company’s stockholders in 2006, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s common stock granted and not deferred under the Director Stock Plan solely for the purpose of satisfying related tax obligations.

Directors may elect to defer all or a part of their cash compensation under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the Director Stock Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s common stock in annual installments or by lump sum on the date chosen by the director.

The table included in “Stock Ownership of Directors and Executive Officers” on page 50 includes information concerning directors who have elected to defer their fees.

Election to Purchase Stock

Directors may elect to purchase the Company’s common stock with all or a portion of their cash compensation. Shares of the Company’s common stock that represent committee chairperson fees are purchased on behalf of directors who make this election at the beginning of the year, and shares that represent meeting fees are purchased after the end of the year. In both cases, shares are purchased on behalf of directors on the third business day following the announcement of the Company’s annual earnings.

Director Compensation

The following table shows the compensation earned by each non-employee director in 2009.

Name	Fees Earned or Paid in Cash ($)[1]		Stock Awards ($)[2]		Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
(a)	(b)		(c)		(d)	(g)	(h)

John T. Cahill	$24,500		$169,715		$41,014	$8,000	$243,229

Jill K. Conway	$28,500		$169,715		$41,014	—	$239,229

Ellen M. Hancock	$78,429	[5]	$127,286	[5]	$41,014	$8,250	$254,979

David W. Johnson	$76,429	[5]	$127,286	[5]	$41,014	$8,250	$222,979

Richard J. Kogan	$33,000		$169,715		$41,014	$7,250	$244,979

Delano E. Lewis	$72,429	[5]	$127,286	[5]	$41,014	—	$240,729

J. Pedro Reinhard	$20,000		$169,715		$41,014	—	$230,729

Stephen I. Sadove	$22,000		$169,715		$41,014	$8,250	$240,979

Notes to the Director Compensation Table

[1]	Consists of meeting, committee chair and deputy chair fees, as described above.

[2]

As noted above, directors receive an annual grant of 2,600 shares of the Company’s common stock. This column reflects the aggregate grant date fair value of stock awards granted to each director in 2009. The grant date fair value of stock awards granted in 2009 to each director was $65.28 per share, based on the fair market value of the Company’s common stock on the date of grant.

[3]

As noted above, directors receive an annual grant of 4,000 stock options. The key terms of such stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s stock on the date of grant, (b) the term is ten years and (c) they vest in equal annual installments over three years.

The grant date fair value of stock options granted in 2009 to each director was $10.25 per option. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

The aggregate number of stock options outstanding for each director as of December 31, 2009 was as follows: Mr. Cahill—17,000; Mrs. Conway—24,000; Mrs. Hancock—36,000; Mr. Johnson—16,000; Mr. Kogan—32,000; Mr. Lewis—36,000; Mr. Reinhard—16,000; and Mr. Sadove—10,334.

[4]

The amounts shown represent matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full time basis and have completed at least one year of service. Under the program, the Company matches contributions to schools and other eligible institutions up to a maximum of $8,000 per individual per year. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.

[5]	Mrs. Hancock and Messrs. Johnson and Lewis each elected to receive 25% of her or his annual stock fee in cash to satisfy tax obligations pursuant to the procedure described on page 48.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and executive officers of the Company own significant amounts of Company stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual stock retainer, and executive officers of the Company are required to own stock equal in value to at least two to five times their salary, depending on their grade level.

The following table shows the beneficial ownership of Common Stock and Series B Convertible Preference Stock of each director, each of the Named Officers appearing in the Summary Compensation Table on page 29 and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Colgate stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership[1,2]					Series B Convertible Preference Stock (ESOP)[1,2]

Name of Beneficial Owner	Directly Owned		Exercisable Options[3]		Common Stock Units[4]	Amount and Nature of Beneficial Ownership[2,5]

Ian Cook[6]	173,726		991,993		—	4,016

Stephen C. Patrick	72,203		450,699		—	1,880

Michael J. Tangney	404,230		485,574		—	5,333

Fabian T. Garcia	26,087		215,333		—	306

Andrew D. Hendry	109,620		237,800		—	1,395

John T. Cahill[7]	7,797		12,999		8,970	—

Jill K. Conway	2,885		19,999		38,807	—

Helene D. Gayle[8]	—	[9]	—	[9]	—	—

Ellen M. Hancock[10]	35,514		31,999		37,525	—

Joseph Jimenez[8]	—	[9]	—	[9]	—	—

David W. Johnson	54,877		11,999		7,510	—

Richard J. Kogan	46,016		27,999		—	—

Delano E. Lewis	5,552		4,000		7,489	—

J. Pedro Reinhard[8]	103		11,999		13,512	—

Stephen I. Sadove	12,879		5,555		—	—

All directors and executive officers as a group (32 persons)	1,306,552		4,136,060		113,813	35,852

Notes to the Stock Ownership Table

[1]

Information about Common Stock and Series B Convertible Preference Stock holdings is as of March 8, 2010, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

[2]

Each person named in the table beneficially owns less than 0.25% of the outstanding Common Stock and Series B Convertible Preference Stock. The directors and executive officers as a group beneficially own 1.10% of the outstanding Common Stock and 1.41% of the outstanding Series B Convertible Preference Stock.

[3]

This column includes options that are exercisable on or before May 8, 2010, which is 60 days after March 8, 2010. As of March 8, 2010, a total of 24,401,916 options were outstanding under the Company’s stock option plans and 18,404,397 shares were available for future grants.

(Notes continued on next page)

[4]

Includes Common Stock units credited to one or more of the following accounts: (i) a deferred account under the Director Stock Plan; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.

[5]

The Company issues Series B Convertible Preference Stock to a trustee acting on behalf of the Savings and Investment Plan. Employees who participate in this plan, including the Named Officers, have voting power over such shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.

[6]	Mr. Cook’s holdings include 75,078 shares of Common Stock owned jointly with his spouse.

[7]	Mr. Cahill’s holdings include 5,197 shares of Common Stock owned by the John Tobin Cahill Revocable Trust.

[8]

Mr. Reinhard was first elected to the Board on January 12, 2006 and Dr. Gayle and Mr. Jimenez were first elected to the Board effective March 1, 2010. As noted above, directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

[9]

In accordance with the Director Stock Plan and the Colgate-Palmolive Company 2005 Non-Employee Director Stock Option Plan, Dr. Gayle and Mr. Jimenez, who were first elected to the Board effective March 1, 2010, will receive pro-rata grants in 2010 of 2,167 shares of Common Stock and 3,334 stock options on May 4, 2010 and May 7, 2010, respectively.

[10]	Mrs. Hancock’s holdings include 17,904 shares of Common Stock owned jointly with her spouse.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2009		Percent of Common Stock Outstanding as of December 31, 2009

State Street Corporation[1] State Street Financial Center One Lincoln Street Boston, MA 02111	39,336,258	[2]	7.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	29,783,495	[3]	5.99%

Notes to the Stock Ownership of Certain Beneficial Owners Table

[1]	State Street Bank and Trust Company (“State Street”), a subsidiary of State Street Corporation, is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trustee”).

[2]

On a Schedule 13G, dated February 12, 2010, filed with the SEC by State Street Corporation, State Street Corporation reported that, as of December 31, 2009, it beneficially owned 39,336,258 shares of Common Stock over which it had shared voting and dispositive power and State Street, acting in various capacities, reported that, as of December 31, 2009, it beneficially owned 34,839,399 shares (including 20,860,328 shares of Common Stock which were issuable upon the conversion of the Company’s Series B Convertible Preference Stock) over which it had shared voting and dispositive power.

For information regarding the voting of shares allocated to the Colgate-Palmolive Employee Stock Ownership Plan participants, please see “Voting Procedures—Voting by Employees Participating in the Company’s Savings and Investment Plan” beginning on page 3. The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

[3]

On a Schedule 13G, dated January 29, 2010, filed with the SEC by BlackRock, Inc. (“BlackRock”), BlackRock reported that, as of December 31, 2009, it beneficially owned 29,783,495 shares of Common Stock.

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2009, except that on December 17, 2009, an amendment to a Form 4 filed on August 19, 2009 was filed on behalf of Andrew D. Hendry, Senior Vice President, General Counsel and Secretary, reporting the sale of 874 shares (and 0.176 fractional shares) of Series B Convertible Preference Stock by one of Mr. Hendry’s accounts in the Company’s Savings & Investment Plan, the proceeds of which were transferred to a different account for Mr. Hendry in the Savings & Investment Plan for retirement planning, and on February 4, 2010, an amendment to a Form 4 filed on August 6, 2009 was filed on behalf of Noel R. Wallace, President, Colgate North America and Global Sustainability, reporting the sale of 1,206 shares of Common Stock on August 6, 2009.

Certain Relationships and Related Transactions

Colgate has a long-standing policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements the Company’s historic policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction”, as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” means directors and executive officers and their immediate family members, and shareholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to be in the best interests of the Company, only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company, (ii) in a transaction involving a director, the impact on the director’s independence, (iii) the availability of comparable products or services, (iv) the terms of the transaction and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during 2009.

PROPOSALS REQUIRING YOUR VOTE

The following five proposals will be presented at the meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposals 4 and 5.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated ten people for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. All nominees, except Dr. Gayle and Mr. Jimenez, were elected at the 2009 Annual Meeting. Dr. Gayle and Mr. Jimenez were elected by the Board effective March 1, 2010. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified. For information about Colgate’s by-law provisions regarding the election of directors, please see “Majority Voting in Director Elections” on page 4.

The nominees are John T. Cahill, Ian Cook, Helene D. Gayle, Ellen M. Hancock, Joseph Jimenez, David W. Johnson, Richard J. Kogan, Delano E. Lewis, J. Pedro Reinhard and Stephen I. Sadove. Biographical information regarding the nominees and information regarding the qualifications of the nominees appears on pages 9 to 12 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The Board considers it desirable to continue the services of PricewaterhouseCoopers LLP.

The fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered to the Company during 2009 and 2008 are set forth below. The Audit Committee has concluded that the provision of the non-audit services by PricewaterhouseCoopers LLP to the Company described below did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described on page 55.

PricewaterhouseCoopers LLP Fees
(in millions)

	2009	2008
Audit Fees	$11.0	$10.7
Audit-Related Fees	0.3	0.3
Tax Fees	3.4	3.1
All Other Fees	—	—

Total	$14.7	$14.1

Audit Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2009 and 2008 and the effectiveness of its internal controls over financial reporting as of December 31, 2009 and 2008, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements in 2009 and 2008 (but which are not included under “Audit Fees” above). Audit-Related fees consist principally of certain agreed-upon procedures engagements and employee benefit plan audits.

Tax Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world. This category includes fees of $2.2 million and $1.9 million for the years ended December 31, 2009 and 2008, respectively, related to tax compliance services for the Company’s expatriate employee programs. The remaining fees were associated with assistance in tax return filings, tax audits and refund claims as well as advice on interpretation of and compliance with tax laws (aggregating $1.2 million in each of 2009 and 2008).

All Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for the executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

In 2009 the Company received a stockholder proposal seeking an advisory vote on executive compensation. At that time the Board opposed the resolution and committed to closely monitor developments in this area, reasoning that the advisory vote concept would benefit from additional debate among institutional investors, proxy advisory firms, corporations, governance experts and lawmakers. The 2009 proposal did not pass.

During the past year, the Board has fulfilled its commitment to closely monitor developments in this area. In light of last year’s vote results and other feedback the Company has obtained through constructive dialogue with stockholders, the Board has decided to provide stockholders with a non- binding advisory vote on executive compensation at the Company’s 2010 Annual Meeting. Because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

While Colgate will continue to monitor developments in this area, including pending legislation that would mandate an annual advisory vote, the Board currently plans to seek an advisory vote on executive compensation every other year. The Board believes this approach would align more closely with the multi-year performance measurement cycle Colgate uses to reward long-term performance. It also would provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results.

The key principle underlying the Personnel & Organization Committee’s compensation philosophy is pay for performance, and in 2009 80-90% of total compensation paid to Colgate’s Named Officers was performance-based, with incentive awards varying based on business performance or the performance of the Company’s common stock. This direct link between incentive payments and achievement of business goals and shareholder value has helped drive the Company’s strong and consistent performance year after year, most recently in 2009.

The Board of Directors recommends a vote FOR the Company’s executive compensation policies and practices as described in the Compensation Discussion and Analysis contained in this Proxy Statement.

PROPOSAL 4: STOCKHOLDER PROPOSAL

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, owner of 54 shares of Common Stock, has informed the Company in writing that it intends to offer the following resolution for consideration at the Annual Meeting.

Charitable Contributions Report

RESOLVED: The shareholders request that the Company provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.

Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Rationale for each of the charitable contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for charities and foundations controlled or managed by the Company.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

Company assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially by controversial groups like the National Action Network, founded by Al Sharpton.

Company Response

Your Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

Colgate’s charitable contributions program is managed by experienced Colgate professionals in accordance with a well-defined strategy that is overseen by the Board of Directors. The strategy is designed to provide assistance to the many constituencies of the Company (e.g., consumers, communities and the profession) in a way closely aligned with the Company’s business goals. Thus, while doing good, this program also promotes the Company’s business interests and the interests of Colgate shareholders.

Colgate provides shareholders and other stakeholders with substantial information on its website regarding its policy on charitable contributions and the programs it supports, many of which are directly linked to the Company’s business goals by focusing on oral health, good hygiene, good corporate citizenship and being the best place to work. Accordingly, providing a detailed report including the amount of, and rationale behind, each individual charitable contribution as the proponent requests would serve no useful purpose, while causing the Company to incur the unnecessary burden and expense of administering such a reporting system, without providing any real value to shareholders.

Colgate’s professionally managed strategy regarding charitable contributions focuses on three areas: advancing health and well-being, creating educational opportunities and involving Colgate people. As a leading global consumer products company, Colgate is able to execute this strategy by leveraging its reputation and the 38,000 Colgate people around the world, together with the valuable expertise they have developed as they help the Company succeed in its core categories of oral care, personal care, home care and pet nutrition. For example:

•

Advancing health and well-being. As the world’s leading oral care company, Bright Smiles, Bright Futures is Colgate’s flagship global community initiative involving oral health education and preventative treatment, cementing Colgate as our consumers’ oral care source. Since 1991, it has reached 500 million children globally. Colgate also sponsors Clean Hands, Good Health, a global initiative begun in 2000 that emphasizes the importance of hand washing to maintaining good health. It has reached 20 million children globally. In addition, our Hill’s Pet Nutrition subsidiary supports the nutritional needs of abused and neglected pets through the Hill’s Science Diet Shelter Nutrition Partnership. Since 2002, Hill’s has donated pet food with a retail value of over $100,000,000 to over 1,110 animal shelters, helping enable them to find forever homes for millions of shelter pets.

•

Creating educational opportunities. As a leader in corporate citizenship, Colgate focuses on scholarships, literacy, academic enhancement and cultural enrichment for disadvantaged youth. For example, Colgate sponsors the Colgate Women’s Games, which is the largest indoor amateur track- and-field competition for girls in the world. It helps young women develop a sense of personal achievement while instilling the importance of education by requiring school attendance during participation.

•

Involving Colgate people. As part of its best place to work initiatives, which have helped reward Colgate with an outstanding workforce, Colgate encourages community involvement and volunteerism by its employees through matching gifts, an annual employee giving campaign and contributions to community organizations where Colgate people volunteer.

Many of the community programs supported by Colgate as part of its giving strategy are described on our website at http://www.colgate.com/app/Colgate/US/Corp/CommunityPrograms/HomePage.cvsp.

Colgate’s charitable contributions program is managed by experienced Colgate people according to a well-defined strategy under the stewardship of the Board of Directors. In light of the information available to shareholders on the Company’s website regarding its policy on charitable contributions and many of the programs it supports, the Company believes that preparing the detailed report requested by the proponent would not be a good use of Company resources, diverting them from other areas of true benefit to the shareholders, and therefore would not be in the best interests of shareholders.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL 5: STOCKHOLDER PROPOSAL

John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, California 90278, owner of at least 50 shares of Common Stock, has informed the Company in writing that he intends to offer the following resolution for consideration at the Annual Meeting.

Proposal 5—Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” for our Board and “High Concern” for executive pay—$15 million for our CEO Ian Cook. The majority of equity pay was earned through plain, market-priced stock options, and gone were the days of premium-priced stock options when Reuben Mark was CEO.

Richard Kogan (our Lead Director), David Johnson, Ellen Hancock and Jill Kerr Conway had 13 to 25-years long-tenure as our directors—independence concern. This was compounded by these directors being assigned to 7 of 10 seats on our audit and executive pay committees. Two of 5 members on our audit committee were past age 75—succession-planning concern.

We also had no shareholder right to cumulative voting or an independent board chairman. Shareholder proposals to address these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 5.

Company Response

Your Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

Colgate stockholders already have the right to call a special meeting and other meaningful rights to take action and influence the governance of the Company.

Special meetings, by their nature, are extraordinary and should occur rarely. Holding a special meeting is a costly undertaking, involving substantial legal and administrative expense, in addition to requiring a significant amount of time and attention from the Board, management and shareholders. As a result, following a 2007 proposal seeking to give holders of between 10% and 25% of the outstanding stock the right to call a special meeting, the Board, after careful consideration, implemented the proposal and amended Colgate’s by-laws to allow holders of 25% to call a special meeting. In taking this approach, which was consistent with that adopted by many other large public companies, the Board recognized the legitimacy of this right if demanded by a percentage of stockholders sufficient to demonstrate a reasonable amount of support for the issue to be considered, and implemented in a way to safeguard the Company and the interests of all stockholders.

Reducing the threshold to 10% as the proponent now suggests would enable a very small number of stockholders to call a special meeting. The Board believes that it is not in the best interests of all stockholders to allow such a small minority to call special meetings, causing the Company to incur significant expense and administrative burden to advance what may be a narrow agenda not favored by the majority of stockholders. Moreover, in today’s environment, such a low threshold could render the Company vulnerable to the type of short term investor who, often through the use of leverage, seeks to exert control for its own short term interests, and not necessarily the longer term interests of the majority of the Company’s shareholders.

In addition to the existing right of holders of 25% to call special meetings, Colgate’s by-laws have long provided that any stockholder may commence a consent solicitation, no matter how small their holding, as there is no minimum holding requirement. This gives stockholders, particularly ones with the financial resources needed to hold 10% of the Company’s stock, a powerful tool to express their views and initiate actions desired by them. Also, stockholder approval is required for many key corporate actions. Under Delaware law and NYSE rules, Colgate must submit certain significant matters to a shareholder vote, including mergers and consolidations, large share issuances, the adoption of equity compensation plans and amendments to its certificate of incorporation.

The Board also believes this proposal should be evaluated in the context of Colgate’s overall corporate governance, including the demonstrated accessibility and accountability of the Board. Colgate’s governance policies promote open communication between stockholders and the Board. The Company encourages stockholders to communicate directly with the Board of Directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the General Counsel, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022-7499. Also, stockholders may raise matters during the question and answer portion of the Annual Meeting, which is generally attended by all directors. Finally, all of Colgate’s directors are elected annually, helping ensure accountability to shareholders.

In light of the existing right of Colgate stockholders to call special meetings, as well as Colgate’s governance policies and statutory and by-law provisions that facilitate stockholder action and communication with the Board, we believe this proposal is unnecessary.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

STOCK PRICE PERFORMANCE GRAPHS

The graphs shown on these pages compare cumulative total shareholder returns on the Common Stock against the S&P Composite-500 Stock Index and a peer company index for a twenty-year period, a ten-year period and a five-year period, each ended on December 31, 2009.

The companies included in the peer company index are consumer products companies that have both domestic and international businesses. These companies are: Avon Products, Inc., The Clorox Company, Kimberly-Clark Corporation, The Proctor & Gamble Company and Unilever (N.V. and plc).

(Graphs continued on next page)

OTHER INFORMATION

Future Stockholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than November 24, 2010.

Under the Company’s by-laws, if you wish to submit a proposal for consideration at next year’s Annual Meeting, the Secretary of the Company must receive your proposal at least 60 days but not more than 90 days prior to the date of the meeting. Generally, the Company holds its Annual Meeting during the first or second week of May. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. You may obtain a copy of our by-laws from the Secretary. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. The deadline under the Company’s by-laws for receiving proposals for consideration at this year’s Annual Meeting was March 8, 2010.

Nominations for Director

Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the information and timely notice requirements of the Company’s by-laws. In addition, the Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described in the “Nominating and Corporate Governance Committee Report” on page 17. The deadlines for nominations for this year’s and next year’s Annual Meetings are the same as those described above under “Future Stockholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained D.F. King & Co. Inc. to solicit proxies by mail, courier, telephone, facsimile and e-mail. We will pay a fee of approximately $23,000 to D.F. King & Co. plus expenses for these services.

Information Regarding Householding

Unless they have previously requested electronic delivery of proxy materials, we have sent to certain of our registered stockholders who have the same address and last name a single copy of this Proxy Statement and the 2009 Annual Report and one proxy card for each stockholder and, to all other such stockholders, a single envelope containing one Notice of Internet Availability for each stockholder that includes that stockholder’s unique control number, which he or she will use to vote his or her shares, as described under Voting Procedures above. This procedure helps Colgate reduce printing and postage costs associated with the distribution of its proxy materials as well as helping to preserve the earth’s valuable resources.

If, in the future, you do not wish to participate in householding and prefer to receive separate copies of the Proxy Statement and Annual Report or your Notice of Internet Availability in a separate envelope, please call us at (800) 850-2654 or (212) 310-2575 or inform us in writing at: Colgate- Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022. Or, if you are currently receiving separate copies of the Proxy Statement and Annual Report or Notice of Internet Availability at one address and would like to receive a single copy, please contact us at the phone numbers or mailing address listed in the previous sentence. We will respond promptly to such requests.

If your shares are held in the name of a bank, broker or other holder of record, you can request information about householding from such holder of record.

Available Information

The Company’s web site address is www.colgate.com. The information contained on the Company’s web site is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet web site, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s web site are the Company’s Code of Conduct and Corporate Governance Guidelines, the charters of the Committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (800) 850-2654 or (212) 310-2575.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting and you have voted by proxy, the members of the Proxy Committee have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS AND PROXY STATEMENT

Printed on Recycled Paper

300 PARK AVENUE NEW YORK, NY 10022-7499

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE / MAIL 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote up until 11:59 p.m.. Eastern Daylight Time on May 6, 2010. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Daylight Time on May 6, 2010. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so we receive it by 11:59 p.m.. Eastern Daylight Time on May 6, 2010.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK	M20576-P90428-Z51923 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” proposals 2 and 3.

1.	Election of directors		FOR	AGAINST	ABSTAIN
Nominees:
	1a.	John T. Cahill	☐	☐	☐

	1b.	Ian Cook	☐	☐	☐

	1c.	Helene D. Gayle	☐	☐	☐

	1d.	Ellen M. Hancock	☐	☐	☐

	1e.	Joseph Jimenez	☐	☐	☐

	1f.	David W. Johnson	☐	☐	☐

	1g.	Richard J. Kogan	☐	☐	☐

	1h.	Delano E. Lewis	☐	☐	☐

	1i.	J. Pedro Reinhard	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm.	☐	☐	☐

3.	Advisory Vote on Executive Compensation.	☐	☐	☐

The Board of Directors recommends a vote
“AGAINST” proposals 4 and 5.		FOR	AGAINST	ABSTAIN

4.	Stockholder Proposal on Charitable Contributions.	☐	☐	☐

5.	Stockholder Proposal on Special Stockholder Meetings.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer’s title.

Signature (Stockholder)	Date	Signature (Joint Owner)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Friday, May 7, 2010
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by Internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

If you plan to attend the meeting, please fill out and mail separately the enclosed ticket request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at www.proxyvote.com.

M20577-P90428-Z51923

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors for Annual Meeting on May 7, 2010

The undersigned hereby appoints as proxies, with full power of substitution to each, IAN COOK, ELLEN M. HANCOCK, and DELANO E. LEWIS (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 7, 2010 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present, or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board’s recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by Internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)